Exhibit 10.14

CERTAIN INFORMATION, MARKED BY BRACKETS AND ASTERISKS (I.E., [***]), HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONFIDENTIAL
EXECUTION VERSION

EXCLUSIVE OPTION AGREEMENT

by and among

Ascentage Pharma Group Corp Limited (亞盛醫药集團 (香港) 有限公司)

Guangzhou Healthquest Pharma Co., Ltd. (广州顺健生物医药科技有限公司)

Suzhou Ascentage Pharmaceutical Co., Ltd. (苏州亚盛药业有限公司)

Ascentage Pharma Group International

and

Takeda Pharmaceuticals International AG

June 14, 2024

Page

ARTICLE 1 DEFINITIONS		2
1.1	“Acquirer”	2
1.2	“Affiliate”	2
1.3	“Agreement”	2
1.4	“Alliance Manager”	2
1.5	“Ancillary Agreements”	2
1.6	“Anti-Corruption Laws”	2
1.7	“Antitrust Approvals”	2
1.8	“Antitrust Filings”	2
1.9	“Antitrust Laws”	2
1.10	“Applicable Laws”	3
1.11	“Ascentage”	3
1.12	“Ascentage Domain Names”	3
1.13	“Ascentage GZ”	3
1.14	“Ascentage HK”	3
1.15	“Ascentage Indemnitee(s)”	3
1.16	“Ascentage In-Licensed Patents”	3
1.17	“Ascentage Owned Patents”	3
1.18	“Ascentage Product Marks”	3
1.19	“Ascentage SZ”	3
1.20	“Ascentage Ultimate Parent”	3
1.21	“Biotechnology Companies of Concern”	3
1.22	“Business Day”	3
1.23	“Calendar Quarter”	3
1.24	“Calendar Year”	4
1.25	“cGCP”	4
1.26	“cGLP”	4
1.27	“cGMP”	4
1.28	“Change of Control”	4
1.29	“Claims”	5
1.30	“Clinical Data”	5

-i-

(continued)

Page

1.31	“Clinical Trial”	5
1.32	“CML”	5
1.33	“CMO”	5
1.34	“Commercialization” or “Commercialize”	5
1.35	“Commercially Reasonable Efforts”	5
1.36	“Competing Product”	5
1.37	“Compound”	5
1.38	“Confidential Information”	6
1.39	“Confidentiality Agreement”	6
1.40	“Control” or “Controlled”	6
1.41	“Country of Concern”	6
1.42	“Cure Period”	6
1.43	“Data Package Requirements”	6
1.44	“Data Protection Requirements”	6
1.45	“Develop” or “Development” or “Developing”	6
1.46	“Development Plan”	7
1.47	“Disclosing Party”	7
1.48	“Dispute”	7
1.49	“Divestiture”	7
1.50	“Domain Names”	7
1.51	“Draft Biosecure Act”	7
1.52	“Drug Product”	7
1.53	“Drug Substance”	7
1.54	“Effective Date”	7
1.55	“EMA”	7
1.56	“Europe”	7
1.57	[***]	7
1.58	“Excluded Territory”	7
1.59	“Exclusive License Agreement”	7
1.60	“Existing Regulatory Materials”	8
1.61	“Facility”	8

-ii-

(continued)

Page

1.62	“FD&C Act”	8
1.63	“FDA”	8
1.64	“Field”	8
1.65	[***]	8
1.66	[***]	8
1.67	“Foreign Direct Investment Laws”	8
1.68	“Governmental Authority”	8
1.69	“Governmental Investigation”	8
1.70	“Hong Kong”	8
1.71	“HSR Act”	8
1.72	“Human Genetic Resources Information”	8
1.73	“ICH Guidelines”	8
1.74	“IND”	8
1.75	“Initial Press Release”	9
1.76	“Invention”	9
1.77	“Know-How”	9
1.78	“KPI”	9
1.79	“Licensed IP”	9
1.80	“Licensed Know-How”	9
1.81	“Licensed Patent Rights”	9
1.82	“Losses”	9
1.83	“Macau”	9
1.84	“Major Market Country”	9
1.85	“Manufacture” or “Manufacturing”	9
1.86	“Marks”	9
1.87	“MHLW”	9
1.88	“NDA”	9
1.89	“New In-License Technology Agreement”	10
1.90	“NMPA”	10
1.91	“Option”	10
1.92	“Option Exercise Notice”	10

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Page

1.93	“Option Exercise Period”	10
1.94	“Option Initiation Notice”	10
1.95	“Option Initiation Period”	10
1.96	“Party” and “Parties”	10
1.97	“Patent Infringement”	10
1.98	“Patent Prosecution”	10
1.99	“Patent Rights”	11
1.100	“Payments”	11
1.101	“Person”	11
1.102	“Personal Information”	11
1.103	“Potential In-License Notice”	11
1.104	“Potential New In-License Technology”	11
1.105	[***]	11
1.106	[***]	11
1.107	[***]	11
1.108	[***]	11
1.109	“Phase 3 Clinical Trial”	11
1.110	“Private Action”	12
1.111	“Product”	12
1.112	“Public Official”	12
1.113	“Publication”	12
1.114	“Receiving Party”	12
1.115	“Refile Notice”	12
1.116	“Regulatory Approval”	12
1.117	“Regulatory Authority”	12
1.118	“Regulatory Submissions”	12
1.119	[***]	12
1.120	“SEC”	13
1.121	[***]	13
1.122	[***]	13
1.123	“Securities Regulators”	13

-iv-

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Page

1.124	“Segregate”	13
1.125	“Sensitive U.S. Personal Data”	13
1.126	“[***] SCA”	13
1.127	“Sophisticated Company”	13
1.128	“Taiwan”	14
1.129	“Takeda”	14
1.130	[***]	14
1.131	“Takeda Indemnitee(s)”	14
1.132	“Tax” or “Taxes”	14
1.133	“Term”	14
1.134	“Territory”	14
1.135	“Third Party”	14
1.136	“Third Party Acquisition”	14
1.137	“Third Party In-License Agreement(s)	14
1.138	“United States” or “U.S.”	14
1.139	“USD”	14
1.140	“VAT”	14
1.141	“Withholding Taxes”	14
ARTICLE 2 OPTION; ANTITRUST APPROVALS		15
2.1	Option Grant to Takeda	15
2.2	Option Initiation; Antitrust Approval Process	15
2.3	Option Exercise	16
2.4	No Implied Licenses; Negative Covenant	16
2.5	Non-Competition; Change of Control	17
ARTICLE 3 DEVELOPMENT PLAN; DILIGENCE		17
3.1	Ascentage Control; Compliance with Development Plan	17
3.2	Development Plan	18
3.3	Diligence	18
3.4	Development and Manufacturing Records	18
3.5	Development Reports	19
3.6	Clinical Audits	19

-v-

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Page

3.7	Subcontractors	19
3.8	Cost and Expenses	20
3.9	New In-Licensed Agreements	20
ARTICLE 4 STATUS MEETINGS		20
4.1	Alliance Managers	20
4.2	Status Meeting	21
ARTICLE 5 REGULATORY; INFORMATION SHARING		22
5.1	Regulatory Submissions and Regulatory Action	22
5.2	Data Sharing	23
5.3	Third Party Notice	24
5.4	No Harmful Actions	24
ARTICLE 6 MANUFACTURING AND SUPPLY		25
6.1	Responsibilities	25
6.2	Quality and Safety Audits and Inspections	25
ARTICLE 7 FINANCIALS		25
7.1	Option Payment	25
7.2	[***]	26
7.3	Use of Funds	26
7.4	Payments to Third Parties	26
7.5	Taxes	26
ARTICLE 8 CONFIDENTIALITY		28
8.1	Duty of Confidence	28
8.2	Exceptions	28
8.3	Authorized Disclosures	29
ARTICLE 9 PUBLICATIONS & PUBLICITY		29
9.1	Publications	29
9.2	Publication and Listing of Clinical Trials	30
9.3	Press Release	30
9.4	Use of Marks	31
ARTICLE 10 REPRESENTATIONS, WARRANTIES, AND COVENANTS		31
10.1	Representations, Warranties of Each Party	31

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Page

10.2	Representations and Warranties of Ascentage	32
10.3	Covenants of Ascentage	37
10.4	Compliance with Anti-Corruption Laws	40
10.5	NO OTHER WARRANTIES	42
ARTICLE 11 INDEMNIFICATION		42
11.1	Indemnification by Ascentage	42
11.2	Indemnification by Takeda	43
11.3	Indemnification Procedure	43
11.4	Limitation of Liability	44
11.5	Insurance	44
ARTICLE 12 INTELLECTUAL PROPERTY		44
12.1	Inventions	44
12.2	Patent Prosecution and Maintenance	44
12.3	Patent Enforcement	45
12.4	Infringement of Third Party Rights	45
12.5	Ascentage Product Marks	46
ARTICLE 13 TERM AND TERMINATION		46
13.1	Term	46
13.2	Termination	46
13.3	In Lieu of Termination by Takeda for Breach or Fraud	47
13.4	Survival	47
13.5	Termination Not Sole Remedy	48
ARTICLE 14 MISCELLANEOUS		48
14.1	Designation of Affiliates	48
14.2	Assignment	48
14.3	English Language	49
14.4	Severability	49
14.5	Cumulative Remedies	49
14.6	Disputes	49
14.7	Litigation; Equitable Relief	49
14.8	Governing Laws	49

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Page

14.9	Waivers and Amendments	49
14.10	Relationship of the Parties	50
14.11	Notices	50
14.12	Further Assurances	51
14.13	Compliance with Law	51
14.14	No Third Party Beneficiary Rights	51
14.15	Entire Agreement	51
14.16	Expenses	51
14.17	Headings	51
14.18	Interpretation	51
14.19	Construction	52
14.20	Counterparts	52

-viii-

INDEX OF EXHIBITS AND SCHEDULES

Exhibits and Schedules	Description
Exhibit A	Data Package Requirements
Exhibit B	Exclusive License Agreement
Exhibit C	Development Plan
Exhibit D	Examples of Material Regulatory Submissions
Exhibit E	[***]
Exhibit F	Initial Press Release
Schedule 10.2(a)	Ascentage Owned Patents
Schedule 10.2(b)	Ascentage In-Licensed Patents
Schedule 10.2(c)	Ascentage Product Marks
Schedule 10.2(d)	Biotechnology Companies of Concern
Schedule 10.2(g)	Disclosure to Section 10.2(g)
Schedule 10.2(h)	Disclosure to Section 10.2(h)

-ix-

CONFIDENTIAL

EXECUTION VERSION

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (this “Agreement”) is made as of June 14, 2024 (the “Effective Date”), by and among Ascentage Pharma Group Corp Limited (in Chinese, 亞盛醫药集團 (香港) 有限公司), a limited liability company incorporated under the laws of Hong Kong with a place of business at Unit B 17/F United Centre, 95 Queensway, Admiralty, HK (“Ascentage HK”), Guangzhou Healthquest Pharma Co., Ltd. (in Chinese, 广州顺健生物医药科技有限公司), a limited liability company incorporated under the laws of the Peoples Republic of China with a place of business at Room 2706, GIE Tower, 403 Huanshi Road East, Yuexiu District, Guangzhou, Guangdong, PRC (“Ascentage GZ”), and Suzhou Ascentage Pharmaceutical Co., Ltd. (in Chinese, 苏州亚盛药业有限公司), a limited liability company incorporated under the laws of the Peoples Republic of China, located at 68 Xinqing Road, Suzhou Industrial Park, Suzhou, Jiangsu, PRC (“Ascentage SZ”), Ascentage Pharma Group International, an exempted company incorporated in the Cayman Islands with limited liability and the ultimate parent of each of Ascentage HK, Ascentage GZ and Ascentage SZ (“Ascentage Ultimate Parent”, and together with Ascentage HK, Ascentage GZ and Ascentage SZ, collectively, “Ascentage”), and Takeda Pharmaceuticals International AG., a company incorporated under the laws of Switzerland (“Takeda”), having a place of business at Thurgauerstrasse 130, 8152 Glattpark (Opfikon), Switzerland. Ascentage and Takeda are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A.            Ascentage Pharma Group International is the ultimate parent of each of Ascentage HK, Ascentage GZ and Ascentage SZ;

B.            Ascentage HK is a global clinical-stage biotechnology company specializing in developing novel therapies for cancers;

C.            Ascentage GZ is an Affiliate of Ascentage HK;

D.            Ascentage SZ is an Affiliate of Ascentage HK;

E.             Takeda is a biopharmaceutical company engaged in the research, development, and commercialization of pharmaceutical products; and

F.             Takeda wishes to obtain from Ascentage an exclusive option to an exclusive license (even as to Ascentage and its Affiliates) to research, develop, manufacture, commercialize, and otherwise exploit Compounds and Products in the Field in the Territory (as all such terms are defined below), and Ascentage is willing to grant such an exclusive option to such exclusive license to Takeda, all in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

CONFIDENTIAL
EXECUTION VERSION

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.

1.1           “Acquirer” means, collectively, the Person referenced in the definition of Change of Control and such Person’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.

1.2           “Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person, for so long as such control exists. For purposes of this Section 1.2 only, “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in subclause (a) of the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.3           “Agreement” has the meaning set forth in the Preamble.

1.4           “Alliance Manager” has the meaning set forth in Section 4.1.

1.5           “Ancillary Agreements” means those agreements that the Parties may mutually agree to negotiate in good faith and enter into in connection with the Exclusive License Agreement (e.g., agreements related to commercial supply, quality agreement, Manufacturing technology transfer, transition of Clinical Trials, trademark etc.).

1.6           “Anti-Corruption Laws” has the meaning set forth in Section 10.4(a)(i).

1.7           “Antitrust Approvals” means all applicable consents, approvals, clearances, expirations of applicable waiting periods, or waivers required in connection with any applicable Antitrust Laws or Foreign Direct Investment Laws.

1.8           “Antitrust Filings” means a filing required by the HSR Act with the United States Federal Trade Commission and the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions or any other antitrust filing required by any applicable foreign Antitrust Laws, as may be amended and applicable from time to time.

1.9           “Antitrust Laws” mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, each as may be amended and applicable from time to time, and federal, state, and foreign antitrust laws, as may be amended and applicable from time to time, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

CONFIDENTIAL
EXECUTION VERSION

1.10        “Applicable Laws” means collectively all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit or similar right granted under any of the foregoing) and any policies and other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party’s activities in connection with this Agreement, including cGMP, cGCP, cGLP and when and if it becomes effective, the Draft Biosecure Act.

1.11	“Ascentage” has the meaning set forth in the Preamble.

1.12        “Ascentage Domain Names” means all Domain Names Controlled by Ascentage or its Affiliates for use in connection with any Product anywhere in the world solely for the purpose of researching, Developing, importing, exporting, making, have made, Manufacturing, have Manufacture, using, Commercializing and otherwise Exploiting Compounds and Products in the Field in the Territory.

1.13	“Ascentage GZ” has the meaning set forth in the Preamble.

1.14	“Ascentage HK” has the meaning set forth in the Preamble.

1.15	“Ascentage Indemnitee(s)” has the meaning set forth in Section 11.2.

1.16	“Ascentage In-Licensed Patents” has the meaning set forth in Section 10.2(b).

1.17	“Ascentage Owned Patents” has the meaning set forth in Section 10.2(a).

1.18        “Ascentage Product Marks” means any and all Marks owned, Controlled or developed by or on behalf of Ascentage or its Affiliates for use in connection with the marketing, sale or distribution of Products anywhere in the world.

1.19	“Ascentage SZ” has the meaning set forth in the Preamble.

1.20	“Ascentage Ultimate Parent” has the meaning set forth in the Preamble.

1.21        “Biotechnology Companies of Concern” shall have the same meaning as the term defined by the Draft Biosecure Act.

1.22        “Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in Boston, Massachusetts, Suzhou, China, or Tokyo, Japan are authorized or required by Applicable Laws to remain closed.

1.23        “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided that, the final Calendar Quarter shall end on the last day of the Term.

CONFIDENTIAL
EXECUTION VERSION

1.24        “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter, each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that, the final Calendar Year shall end on the last day of the Term.

1.25        “cGCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in any region worldwide, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.26        “cGLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in 21 C.F.R. Part 58, and the equivalent Applicable Laws in any region worldwide, each as may be amended and applicable from time to time.

1.27        “cGMP” means applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, and (d) the Applicable Laws in any relevant country or region corresponding to (a) through (c) above, each as may be amended and applicable from time to time.

1.28        “Change of Control” means with respect to a specified Party: (a) the acquisition, directly or indirectly, by a Person or “group” (whether in a single transaction or multiple transactions) of more than fifty percent (50%) of the voting power of such Party or of beneficial ownership of (or the right to acquire such beneficial ownership) of more than fifty percent (50%) of the outstanding equity or convertible securities of such Party (including by tender offer or exchange offer); (b) any merger, consolidation, share exchange, business combination, recapitalization, the sale of substantially all assets of, or similar corporate transaction involving such Party (whether or not including one or more wholly owned subsidiaries of such Party), other than: (i) transactions involving solely such Party and one of more Affiliates, on the one hand, and one or more of such Party’s Affiliates, on the other hand, or (ii) transactions in which the stockholders of such Party immediately prior to such transaction hold at least fifty percent (50%) of the voting power of the surviving company or ultimate parent company of the surviving company; or (c) the adoption of a plan relating to the liquidation or dissolution of such Party. For purposes of this definition, the terms “group” and “beneficial ownership” shall have the meaning accorded in the U.S. Securities Exchange Act of 1934 and the regulations promulgated thereunder in effect as of the Effective Date.

CONFIDENTIAL
EXECUTION VERSION

1.29	“Claims” has the meaning set forth in Section 11.1.

1.30        “Clinical Data” means any and all data (together with all clinical trial reports and the results of analyses thereof) derived or generated in any Clinical Trial conducted by or on behalf of Ascentage.

1.31	“Clinical Trial” means any human clinical trial of a Product.

1.32	“CML” means chronic myeloid leukemia.

1.33        “CMO” means a contract development and manufacturing organization or contract manufacturing organization, as applicable.

1.34        “Commercialization” or “Commercialize” means, with respect to a product, any and all activities related to the preparation for sale or sale of such product (including any non- promotional activities such as activities typically conducted by medical affairs) and all activities related to the commercial marketing and sale of such product, including advertising, marketing, promotion, detailing, distribution, importing, having imported, exporting, having exported, selling or offer to sell, or seeking to obtain reimbursement for, such product.

1.35        “Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by Ascentage or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, those reasonable, good faith efforts, including the allocation of appropriate resources, to accomplish such objective, activity or decision that are consistent with the level of effort, expertise and resources that a similar sized and resourced biopharmaceutical company in the industry would normally use to accomplish a similar objective, activity, or decision as part of an active and continuing program of exploitation of any pharmaceutical or biologic product, in each case, of similar market potential, at a similar stage of its product life, taking into account the competitiveness of the marketplace and the proprietary position (including with respect to Patent Rights), regulatory status, and relative safety and efficacy of such product. Commercially Reasonable Efforts requires, with respect to an obligation, that Ascentage: (a) promptly assign responsibility for such obligation to specific employees who are held accountable for progress and monitor such progress on an ongoing basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligation, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.36        “Competing Product” means any product, other than a Product, which [***].

1.37        “Compound” means (a) any compound generically or specifically disclosed in [***] (or worldwide family member thereof), including the BCR-ABL1 tyrosine kinase inhibitor known as olverembatinib, [***] and (b)  any salts, stereoisomers, tautomers, polymorphs, crystalline forms, solvates, hydrates, prodrugs, isotopically labeled forms, improvements, analogues or derivatives thereof.

CONFIDENTIAL
EXECUTION VERSION

1.38        “Confidential Information” of a Party (a “Disclosing Party”) means, subject to Section 8.2, all Know-How, or any other technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information that is disclosed by a Disclosing Party or its Affiliates to the other Party or its Affiliates (a “Receiving Party”) pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement) or which such Disclosing Party or any of its Affiliates has provided or otherwise made available to the Receiving Party or any of its Affiliates, whether made available orally, in writing, or in electronic form, including (a) such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement and (b) any unpublished patent applications disclosed hereunder.

1.39	“Confidentiality Agreement” has the meaning set forth in Section 14.15.

1.40        “Control” or “Controlled” means with respect to any material, Know-How, or intellectual property right (including Patent Rights), that a Party has the power (whether by ownership, license, or otherwise other than pursuant to this Agreement) to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party and, in the case of any intellectual property right (including Patent Rights) acquired or in-licensed following the Effective Date, does not require any payments to a Third Party that such other Party has not agreed to bear.

1.41        “Country of Concern” shall mean any foreign government as specified in regulations issued by the Attorney General pursuant to section 2 of Executive Order 14117.

1.42	“Cure Period” has the meaning set forth in Section 13.2(b).

1.43        “Data Package Requirements” means the data and results required by Exhibit A to be or actually generated by or on behalf of Ascentage or its Affiliate during the Term.

1.44        “Data Protection Requirements” means all Applicable Laws, to the extent relating to data privacy, information data security, cybersecurity, or the collection, use, processing, storage, protection, transfer, or disposition of Personal Information, Clinical Data, Human Genetic Resources Information, confidential data, and other data.

1.45        “Develop” or “Development” or “Developing” means any and all activities related to research, pre-clinical and other non-clinical testing, and Clinical Trials, including test method development and stability testing, toxicology, formulation, process development, device development, manufacturing in support of the foregoing activities and manufacturing scale-up, qualification and validation, quality assurance/quality control, any statistical analysis or report writing, the preparation and submission of Regulatory Submissions pertaining to seeking and obtaining Regulatory Approval for a therapeutic product and interacting with Regulatory Authorities regarding any of the foregoing, in each case excluding any Commercialization activities.

CONFIDENTIAL
EXECUTION VERSION

1.46	“Development Plan” has the meaning set forth in Section 3.1.

1.47	“Disclosing Party” has the meaning set forth in Section 1.38.

1.48	“Dispute” has the meaning set forth in Section 14.6.

1.49        “Divestiture” means, with respect to a Competing Product: (a) the divestiture of such Competing Product through: (i) an outright sale or assignment of all material rights in such Competing Product to a Third Party; (ii) an exclusive out-license to a Third Party of all Development, Manufacture, and Commercialization rights with respect to such Competing Product, with no further role, influence, or authority of the applicable Party, directly or indirectly, with respect to such Competing Product; or (iii) a combination of the transactions contemplated by the foregoing clauses (i) and (ii); or (b) the cessation of all Development, Manufacture, and Commercialization activities with respect to such Competing Product (subject, if applicable, to applicable wind-down activities). For clarity, subject to the preceding sentence, the right of Ascentage to receive royalties, milestones, or other payments in connection with an acquirer’s, assignee’s, or licensee’s Development, Manufacture, or Commercialization of a Competing Product pursuant to sub-section (a) above shall not, in and of itself, be deemed to disqualify the applicable sale, assignment, or license from constituting a Divestiture. When used as a verb, “Divest” and “Divested” mean to cause or have caused a Divestiture.

1.50        “Domain Names” means internet electronic addresses, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the internet and all applications for any of the foregoing.

1.51        “Draft Biosecure Act” means the most recent version of the “BIOSECURE Act” (H.R. 8333) under consideration by the 118th U.S. Congress and any amendments thereto.

1.52        “Drug Product” has the meaning set forth in Exhibit E [***].

1.53        “Drug Substance” has the meaning set forth in Exhibit E [***].

1.54	“Effective Date” has the meaning set forth in the Preamble.

1.55	“EMA” means the European Medicines Agency or any successor entity thereto.

1.56        “Europe” means the countries that are officially recognized as member states of the European Economic Area, Switzerland, and the United Kingdom.

1.57        [***]

1.58        “Excluded Territory” means People’s Republic of China, Hong Kong, Macau, Taiwan and Russia.

1.59	“Exclusive License Agreement” has the meaning set forth in Section 2.1.

CONFIDENTIAL
EXECUTION VERSION

1.60	“Existing Regulatory Materials” has the meaning set forth in Section 10.2(cc).

1.61	“Facility” has the meaning set forth in Section 6.2(a).

1.62	“FD&C Act” means the United States Food, Drug and Cosmetic Act, as amended.

1.63        “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.64        “Field” means any therapeutic, prophylactic, preventative or diagnostic use in or for animals, including humans.

1.65	[***]

1.66	[***]

1.67         “Foreign Direct Investment Laws” means any Applicable Laws intending to prohibit, restrict or regulate foreign investment to protect national security or other national interests.

1.68         “Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.69         “Governmental Investigation” means an investigation by any Governmental Authority relating to this Agreement under any Antitrust Laws or Foreign Direct Investment Laws.

1.70	“Hong Kong” means Hong Kong Special Administrative Region.

1.71         “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.72        “Human Genetic Resources Information” has the meaning as defined under the Chinese Regulations on the Management of Human Genetic Resources, the Detailed Implementation Rules for the Management Regulations of Human Genetic Resources and the then- current amendments thereto or any replacement law, rule or regulation thereof.

1.73	“ICH Guidelines” has the meaning set forth in Section 1.25.

1.74         “IND” means (a) an Investigational New Drug Application as defined in 21 C.F.R. Part 312 of the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of an investigational product in humans in such jurisdiction.

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EXECUTION VERSION

1.75	“Initial Press Release” has the meaning set forth in Section 9.3(a).

1.76        “Invention” means any new and useful process, manufacture, or composition of matter, Know-How or other invention that is conceived or first reduced to practice, constructively or actually, by or on behalf of Ascentage or its Affiliates in connection with the Development, Manufacture, Commercialization or other exploitation of any Compound or Product.

1.77        “Know-How” means all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights.

1.78	“KPI” means those key performance indicators set forth in the Development Plan.

1.79	“Licensed IP” has the meaning set forth in the Exclusive License Agreement.

1.80	“Licensed Know-How” means Know-How in Licensed IP.

1.81	“Licensed Patent Rights” means Patent Rights in Licensed IP.

1.82	“Losses” has the meaning set forth in Section 11.1.

1.83	“Macau” means Macau Special Administrative Region.

1.84        “Major Market Country” means each of [***].

1.85        “Manufacture” or “Manufacturing” means any and all activities directed to manufacturing, processing, formulating, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing.

1.86        “Marks” means any and all trademarks, service marks, trade names, trade dress, taglines, company names, logos and similar designations, including unregistered and common-law rights in the foregoing, rights under registrations of and applications to register the foregoing, and all goodwill associated with any of the foregoing.

1.87        “MHLW” means the Japanese Ministry of Health, Labour and Welfare or any successor entity thereto.

1.88        “NDA” means a New Drug Application, as defined in 21 C.F.R § 314.50 et. Seq. and applicable regulations promulgated by the FDA, or any successor application or procedure for Regulatory Approval having substantially the same function.

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EXECUTION VERSION

1.89	“New In-License Technology Agreement” has the meaning set forth in Section 3.9(a).

1.90        “NMPA” means the China National Medical Products Administration, predecessor or any successor entity thereto, or any authorized local counterparts, agencies or quasi-government entities thereof.

1.91	“Option” has the meaning set forth in Section 2.1.

1.92	“Option Exercise Notice” has the meaning set forth in Section 2.3.

1.93         “Option Exercise Period” means the period beginning as of [***] and ending on [***].

1.94	“Option Initiation Notice” has the meaning set forth in Section 2.2(a).

1.95        “Option Initiation Period” means the period beginning as of the Effective Date and ending on [***].

1.96	“Party” and “Parties” has the meaning set forth in the Preamble.

1.97	“Patent Infringement” has the meaning set forth in Section 12.3(a).

1.98         “Patent Prosecution” means activities directed to (a) preparing, filing and prosecuting applications (of all types) for any Patent Rights, (b) managing any interference, opposition, re-issue, reexamination, supplemental examination, invalidation proceedings (including inter partes or post-grant review proceedings), revocation, nullification, or cancellation proceeding relating to the foregoing, (c) deciding whether to abandon, extend or maintain Patent Rights, (d) listing in regulatory publications (as applicable), and (e) settling any interference, opposition, reexamination, invalidation, revocation, nullification or cancellation proceeding, but excluding the defense of challenges to such patent or patent application as a counterclaim in an infringement proceeding with respect to the particular patent or patent application, and any appeals therefrom. For purposes of clarity, “Patent Prosecution” will not include any other enforcement actions taken with respect to a patent or patent application.

CONFIDENTIAL
EXECUTION VERSION

1.99         “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.

1.100	“Payments” has the meaning set forth in Section 7.5(b).

1.101      “Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency or a government.

1.102      “Personal Information” means information about an identified or identifiable natural person and includes any information that constitutes “personal information”, “personally identifiable information” or “personal data” within the meaning of Applicable Laws.

1.103	“Potential In-License Notice” has the meaning set forth in Section 3.9(a).

1.104	“Potential New In-License Technology” has the meaning set forth in Section 3.9(a).

1.105	[***]

1.106	[***]

1.107      [***]

1.108      [***]

1.109      “Phase 3 Clinical Trial” means a global human clinical trial of a product on a sufficient number of subjects that is designed to (a) evaluate overall benefit-risk profile, (b) define possible warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, and (c) be sufficient to obtain Regulatory Approval of such product and sufficient to satisfy the requirements of 21 C.F.R. § 312.21(c), or a similar Clinical Trial prescribed by the applicable Regulatory Authorities in a country other than the U.S.

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EXECUTION VERSION

1.110	“Private Action” has the meaning set forth in Section 2.2(c).

1.111      “Product” means a pharmaceutical product containing or comprising a Compound (alone or in combination with one or more other active ingredients, including simultaneous or sequential administration with such one or more other active ingredients) in any form, presentation, formulation, dosage strength or mode of administration.

1.112	“Public Official” has the meaning set forth in Section 10.4(d).

1.113	“Publication” has the meaning set forth in Section 9.1.

1.114	“Receiving Party” has the meaning set forth in Section 1.38.

1.115	“Refile Notice” has the meaning set forth in Section 2.3.

1.116      “Regulatory Approval” means with respect to a country, geographic region, extra- national territory, province, state or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, manufacture, import, export or market a Product in such country, geographic region, extra-national territory, province, state or other regulatory jurisdiction (whether as an initial or accelerated approval or for a label expansion of the Product that was already approved), and including, where applicable, (a) any pricing and reimbursement approvals, (b) pre- and post- approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (c) labeling approvals.

1.117      “Regulatory Authority” means, with respect to a particular country, geographic region, extra-national territory, province, state or other regulatory jurisdiction, any applicable Governmental Authority, including the FDA, the NMPA, the EMA, the European Commission, the MHLW and health technology assessment bodies, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, a pharmaceutical product in such country, geographic region, extra-national territory, province, state or other regulatory jurisdiction.

1.118      “Regulatory Submissions” means any filing, application, submission, dossiers, core data sheets, notifications, registrations and Regulatory Approvals made to or with, or granted by, any Regulatory Authority, including any and all correspondence or communication with or from any Regulatory Authority, as well as meeting materials (including meeting requests, briefing documents, proposed regulatory strategy, meeting minutes and records of any discussions (whether formal or informal)) with any Regulatory Authority, in each case, with respect to a Compound or Product.

1.119      [***]

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EXECUTION VERSION

1.120	“SEC” has the meaning set forth in Section 9.3(b).

1.121	[***]

1.122	[***]

1.123	“Securities Regulators” has the meaning set forth in Section 9.3(b).

1.124      “Segregate” means, with respect to a Competing Product, to segregate the research, development, manufacture, and commercialization activities relating to such Competing Product from the Development, Manufacture, and Commercialization activities, with respect to the Compound and the Product under this Agreement, including by ensuring that: (a) no personnel involved in performing the research, Development, Manufacture or Commercialization, as applicable, of such Competing Product have access to non-public plans or non-public information relating to the Development, Manufacture or Commercialization of, any Compound or any Product or any other relevant Confidential Information related to any Compound or any Product; and (b) no personnel involved in performing the Development, Manufacture or Commercialization of, the Compound or the Product have access to non-public plans or information relating to the research, Development, Manufacture or Commercialization of, such Competing Product; provided that, in either case ((a) or (b)), senior management personnel may review and evaluate plans and information regarding the research, Development, Manufacture and Commercialization of such Competing Product solely in connection with monitoring the progress of products and to make portfolio decision-making among product opportunities.

1.125      “Sensitive U.S. Personal Data” means, to the extent consistent with Applicable Law, including sections 203(b)(1) and (b)(3) of IEEPA, covered personal identifiers, geolocation and related sensor data, biometric identifiers, human 'omic data, personal health data, personal financial data, or any combination thereof, as further defined in regulations issued by the Attorney General pursuant to section 2 of this order, and that could be exploited by a Country of Concern to harm United States national security if that data is linked or linkable to any identifiable United States individual or to a discrete and identifiable group of United States individuals. The term “Sensitive U.S. Personal Data” does not include:

(a)           data that is a matter of public record, such as court records or other government records, that is lawfully and generally available to the public;

(b)	personal communications that are within the scope of section 203(b)(1) of IEEPA; or

(c)	information or informational materials within the scope of section 203(b)(3) of IEEPA.

1.126	“[***] SCA” has the meaning set forth in Section 10.2(k).

1.127      “Sophisticated Company” means any entity that itself or through its Affiliates [***].

1.128	“Taiwan” means Taiwan, China.

1.129	“Takeda” has the meaning set forth in the Preamble.

1.130      [***]

1.131	“Takeda Indemnitee(s)” has the meaning set forth in Section 11.1.

1.132      “Tax” or “Taxes” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official.

1.133	“Term” has the meaning set forth in Section 13.1.

1.134	“Territory” means worldwide, excluding the Excluded Territory.

1.135	“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.136	“Third Party Acquisition” has the meaning set forth in Section 2.5(b).

1.137      “Third Party In-License Agreement(s)” means any agreement and amendments thereto between Ascentage or its Affiliates, on the one hand, and any Third Party(ies), on the other, related to any Compound or Product, including any New In-Licensed Technology Agreement and the [***] SCA.

1.138      “United States” or “U.S.” means the United States of America and its territories and possessions.

1.139	“USD” means United States dollars.

1.140      “VAT” means (a) in relation to any jurisdiction within the European Union, the tax imposed by the EC Council Directive on the common system of value added tax (2006/112/EC) and any successor or equivalent legislation and any national legislation implementing that directive together with legislation supplemental thereto and the equivalent tax (if any) in that jurisdiction, and (b) in any other jurisdiction, any other value added, goods and services, consumption or similar tax chargeable on the supply or deemed supply of goods or services under applicable legislation or regulation; but, in each event, excluding any U.S. sales tax.

1.141	“Withholding Taxes” has the meaning set forth in Section 7.5(b).

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EXECUTION VERSION

ARTICLE 2

OPTION; ANTITRUST APPROVALS

2.1          Option Grant to Takeda. Subject to the terms and conditions of this Agreement, Ascentage hereby grants to Takeda an exclusive option (the “Option”) to enter into the exclusive license agreement attached hereto as Exhibit B (the “Exclusive License Agreement”), under which Takeda would have the exclusive (even as to Ascentage and its Affiliates) right to research, Develop, import, export, make, have made, Manufacture and have Manufactured (including, for the avoidance of doubt, Manufacturing outside of the Territory for use in the Territory in the Field), use, Commercialize and otherwise exploit all Compounds and Products in the Field in the Territory pursuant to the terms and conditions therein. In connection with the Exclusive License Agreement, the Parties may agree to enter into certain Ancillary Agreements.

2.2	Option Initiation; Antitrust Approval Process.

(a)            At any time during the Option Initiation Period, Takeda may at its sole discretion provide a written notice to Ascentage to initiate the Antitrust Approval process (such notice the “Option Initiation Notice”).

(b)            Upon Takeda providing Ascentage such Option Initiation Notice or a Refile Notice (as defined below), each Party shall use its commercially reasonable efforts to obtain all Antitrust Approval(s) that are deemed necessary by [***] in order to exercise the Option, including to (i) ensure the [***]; (ii) obtain any other applicable Antitrust Approvals; and (iii) respond to compulsory process from any applicable Governmental Authority; provided that Takeda shall have (x) no obligation to litigate, contest or formally oppose any administrative or judicial action or proceeding or any decree, determination, judgment, injunction or other order, whether temporary, preliminary or permanent; (y) no obligation to propose, negotiate, effect or agree to, the sale, divestiture, license, reversion of licensed or assigned rights, hold separate, transfer or other disposition of any assets, operations, rights, product lines, businesses or interests therein of Takeda or Ascentage or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the assets, operations, rights, product lines, businesses or interests therein; and (z) no obligation to agree to any other structural or conduct relief; provided that, Takeda may, at its sole discretion, choose to take certain action(s) described in the foregoing (x) through (z); provided furthermore that [***] so long as the obligations relate to the Compound or the Product and are conditions required in order to exercise the Option.

(c)            Notwithstanding the above, at any time during the Term, the Parties agree to use commercially reasonable efforts to respond to compulsory process and resist to any threatened or actual enforcement action by any Governmental Authority in the event of a Governmental Investigation and cooperate and resist any private threatened or actual antitrust or competition law litigation (“Private Action”); provided that, Takeda shall have (x) no obligation to litigate, contest or formally oppose any administrative or judicial action or proceeding or any decree, determination, judgment, injunction or other order, whether temporary, preliminary or permanent; (y) no obligation to propose, negotiate, effect or agree to, the sale, divestiture, license, reversion of licensed or assigned rights, hold separate, transfer or other disposition of any assets, operations, rights, product lines, businesses or interests therein of Takeda or Ascentage or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the assets, operations, rights, product lines, businesses or interests therein; and (z) no obligation to agree to any other structural or conduct relief; provided that, Takeda may, at its sole discretion, choose to take certain action(s) described in [***] provided furthermore that [***] so long as the obligations relate to the Compound or the Product and are conditions required in order to exercise the Option.

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EXECUTION VERSION

(d)            In connection with the foregoing obligation to use Commercially Reasonable Efforts to obtain all necessary Antitrust Approval(s) in order to exercise the Option, respond to compulsory process and resist any threatened or actual enforcement action in the event of a Governmental Investigation or Private Action during the Term, each Party shall (i) coordinate and cooperate fully with each other in exchanging information and providing such assistance as the other Party may reasonably request; (ii) promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority or private party; (iii) agree not to participate in any meeting with any Governmental Authority or private party unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, (iv) give the other Party the opportunity to attend and participate at such meeting, to the extent permitted by such Governmental Authority; and (v) consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with any submission to any Governmental Authority or private party. [***], but each Party shall otherwise bear its own costs in connection with such filings or such Governmental Investigation. Notwithstanding the foregoing, Takeda shall consult with Ascentage, but shall solely control (x) all timing and strategic decisions relating to all applicable Antitrust Approvals (which would include inter alia the timing of any [***]); and (y) the substantive content of all oral and written communications with any Governmental Authority.

2.3          Option Exercise. Within Option Exercise Period, Takeda may at its sole discretion provide a written notice to Ascentage to exercise the Option (such notice, the “Option Exercise Notice”); provided that, if the [***] occurs prior to the expiration of the Option Exercise Period, then after the date of [***], Takeda may not provide an Option Exercise Notice to Ascentage until the date of the [***], if any; provided, however, that Takeda may, at its sole discretion, at any time during the Option Exercise Period, provide written notice to Ascentage to refile the Notification and Report Form pursuant to the HSR Act (the “Refile Notice”) and beginning on the date of the [***], Takeda will again have right, but not the obligation, to provide an Option Exercise Notice to Ascentage. To enable the Exclusive License Agreement to become effective immediately on the date of such Option Exercise Notice, on the Effective Date of this Agreement, Ascentage shall deliver to Takeda their signatures to the Exclusive License Agreement in escrow, and Ascentage hereby acknowledges and agrees that such signatures will be automatically released from escrow on the date of the Option Exercise Notice.

2.4          No Implied Licenses; Negative Covenant. Except as provided in the Exclusive License Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under, in or to any Know-How, trademarks, or Patent Rights of the other Party. Further, for the avoidance of doubt, Takeda shall not have any right to Develop, Manufacture, Commercialize (or otherwise exploit) any Compound or Product until Takeda provides Ascentage the Option Exercise Notice.

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EXECUTION VERSION

2.5	Non-Competition; Change of Control.

(a)            During the Term, Ascentage agrees for itself and its Affiliates not to, directly or indirectly by authorizing or otherwise enabling an Affiliate or Third Party to, Develop, Manufacture, Commercialize or otherwise exploit any Competing Product.

(b)           Notwithstanding Section 2.5(a), if during the Term Ascentage or any of its Affiliates acquires a Third Party or a portion of the business of a Third Party (whether by merger or acquisition of all or substantially all of the stock or assets of such Third Party or of any operating or business division of such Third Party or similar transaction) (a “Third Party Acquisition”) that is, prior to such acquisition, Developing, Manufacturing, or Commercializing a Competing Product, then Takeda shall not have the right to invoke the remedies for breach of Section 2.5(a) as a result of such Third Party Acquisition if Ascentage provides written notice to Takeda no later than fifteen (15) days following the closing of such Third Party Acquisition that it elects to [***]. If Ascentage fails to provide such written notice within such fifteen (15)-day period, then Ascentage shall be deemed to be in breach of Section 2.5(a). If Ascentage elects to [***] with the foregoing [***], then Ascentage shall[***]. Ascentage will keep Takeda reasonably informed of its efforts and progress in effecting such [***] until Ascentage completes the same.

(c)            Notwithstanding Section 2.5(a), if during the Term Ascentage undergoes a [***], then Takeda shall not have the right to invoke the remedies for breach of Section 2.5(a) if Ascentage or Acquirer provides written notice to Takeda no later than fifteen (15) days following the [***] transaction that it elects to [***]. If Ascentage or Acquirer elects to [***] with the foregoing [***], then Ascentage shall [***]. Ascentage or Acquirer will keep Takeda reasonably informed of its efforts and progress in effecting [***] until Ascentage and Acquirer completes the same.

ARTICLE 3

DEVELOPMENT PLAN; DILIGENCE

3.1          Ascentage Control; Compliance with Development Plan. During the Term, Ascentage shall retain full control and decision making authority over all day-to-day activities, including Development activities, and strategy related to any Compound or Product worldwide, including the Territory; provided that, (a) Ascentage shall be obligated to perform all Development activities related to any Compound or Product in and outside of the Territory as set forth in the written development plan attached hereto as Exhibit C (the “Development Plan”), (b) Ascentage hereby covenants not to conduct any activity [***], (c) Ascentage shall consider in good faith any and all comments or feedback provided by Takeda, (d) Ascentage cannot expand any Party’s rights or reduce any Party’s obligations under this Agreement except as required by a [***] and (e) Takeda is not obligated to conduct any Development activities. Ascentage shall promptly notify Takeda and identify the changes made to the [***].

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EXECUTION VERSION

3.2	Development Plan.

(a)           The Development Plan shall include a timeline corresponding to the activities set forth in the Development Plan, KPIs to be achieved, minimum resources that Ascentage is committed to allocate to such activity, and an outline of a technology transfer plan to serve as a starting point for the Parties to generate the technology transfer plan under the Exclusive License Agreement. The Development Plan as of the Effective Date is attached hereto as Exhibit C, which exhibit is incorporated herein by reference and will form a part of this Agreement as if set forth herein in its entirety. Either Party may propose amendments to the then-current Development Plan in consultation with the other Party; provided that any proposed amendments to the Development Plan will be considered an amendment to this Agreement, subject to Section 14.9.

(b)           For the avoidance of doubt, Ascentage’s failure to comply with the terms of this Section 3.2 and perform the activities set forth in the Development Plan (except as required [***]) shall be deemed a material breach of this Agreement. Except for Takeda’s right to (a) seek specific performance, other injunctive relief or equitable remedies, and (b) offset pursuant to Section 5.8 of the Exclusive License Agreement, [***] provides Takeda’s sole remedy for a breach of this Section 3.2; provided, however, [***], such limitation shall not apply and Takeda shall be entitled to seek any and all remedies under law.

3.3          Diligence. During the Term, Ascentage shall use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for a Compound and a Product in the field of [***] in the Territory. Further, Ascentage shall agree (a) to prioritize the Development and Regulatory Approval of [***] in the Territory, and (b) not to terminate or suspend the Development of a Product in the field of [***] in the Territory without first diligently informing Takeda of its scientific, clinical, or regulatory reasons for taking such action and take into account in good faith any comments from Takeda.

3.4          Development and Manufacturing Records. Ascentage shall maintain reasonably complete, current, and accurate records of all Development and Manufacturing activities related to any Compound or Product conducted by or on behalf of Ascentage, its Affiliates, its sublicensees or subcontractors and all data and other information resulting from such activities, in each case in accordance with all Applicable Laws. Such records will be in English (or include certified English translations if reasonably requested by Takeda) and shall fully and properly reflect all work done and results achieved by or on behalf of Ascentage in the performance of the Development and Manufacturing activities, in good scientific manner appropriate for regulatory and patent purposes. Ascentage shall document all Clinical Trials of any Product, including [***], in formal written study reports in accordance with Applicable Laws and national and international guidelines (e.g., cGCP, cGLP and cGMP). Within fifteen (15) days after the Effective Date, Ascentage shall create a virtual data room to store downloadable copies of the foregoing Development and Manufacturing records, provide access to Takeda’s representatives. Ascentage shall, and shall cause its Affiliates, its sublicensees, and subcontractors to, routinely update such virtual data room with downloadable copies of such records (in any event within the same Calendar Quarter in which such Development records were generated or made available to Ascentage).

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EXECUTION VERSION

3.5          Development Reports. During the Term, Ascentage shall provide Takeda with quarterly written reports prior to each status meeting summarizing its, its Affiliates’ and its sublicensees’ Development of Compound(s) and Product(s) in and outside of the Territory, including a summary of the data results of such Development and copies of any material Clinical Data. Without limiting the foregoing, such reports shall be in English and contain sufficient detail to enable Takeda to assess Ascentage’s compliance with its Development obligations pursuant to the then-current Development Plan. Ascentage shall promptly respond to Takeda’s reasonable requests from time to time for additional information regarding material Development activities related to any Compound or Product.

3.6          Clinical Audits. Upon reasonable notification by Takeda and at Takeda’s cost and expense, Takeda or its representatives shall be entitled to conduct an audit of any Clinical Trial sites engaged, or other facilities used, subject to such sites or facilities access requirements, by Ascentage or its Affiliates or sublicensees to conduct Ascentage’s obligations under the Development Plan in the Territory, to ensure that such Clinical Trials are conducted in compliance with (i) such Development Plan, and (ii) all Applicable Laws. Ascentage shall cooperate in good faith with Takeda on such audit. Takeda may provide Ascentage with a written summary of Takeda’s findings related to any deficiencies or other areas of remediation that Takeda reasonably identifies during the audit, and the Parties shall promptly meet to discuss any such deficiencies or other areas of remediation identified by Takeda. Ascentage will consider in good faith the deficiencies or other areas of remediation identified by Takeda and will use Commercially Reasonable Efforts to remediate those deficiencies Ascentage believes should be remediated.

3.7          Subcontractors. Ascentage shall have the right to engage subcontractors for the purposes of conducting any activities related to any Compound or Product, including activities under the Development Plan, through one or more Affiliate or Third Party designees; provided that, Ascentage shall use the preferred subcontractors identified in the Development Plan, if any, for the activities set forth in the Development Plan. Ascentage shall cause its subcontractors to assign to Ascentage all intellectual property made by such subcontractor in the course of performing such subcontracted work in a manner to protect Takeda’s rights under the Exclusive License Agreement if the Option is exercised pursuant to Article 2. Ascentage shall remain directly responsible for any obligations under this Agreement that have been delegated or subcontracted to any subcontractor and shall be directly responsible for the performance of its subcontractors.

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3.8          Cost and Expenses. Ascentage shall be solely responsible for all costs and expenses incurred during the Term, including in connection with the Development Plan. For the avoidance of doubt, Ascentage shall not be responsible for any costs and expenses incurred by Takeda, if any.

3.9	New In-Licensed Agreements.

(a)            If, during the Term, Ascentage identifies, in its sole discretion, any Patent Rights or Know-How owned or controlled by a Third Party that may be necessary or reasonably useful for the Development, Manufacture, Commercialization or other exploitation of one (1) or more Compound(s) or Product(s) in the Field anywhere in the world (“Potential New In-License Technology”), then Ascentage will promptly notify Takeda thereof in writing, including by providing a summary description of such Patent Rights or Know-How (such notice, a “Potential In-License Notice”). After the receipt of a Potential In-License Notice, the Parties will promptly schedule a status meeting to discuss such Potential New In-License Technology. If Ascentage or its Affiliates enters into any such agreement or arrangement with any Third Party for any Potential New In-License Technology (such agreement, a “New In-License Technology Agreement”), Ascentage shall promptly provide to Takeda a complete and unredacted copy of such New In- License Technology Agreement. [***] and shall ensure that each such New In- Licensed Technology Agreement includes sufficient language to ensure that Ascentage has all necessary rights to sublicense such technology to Takeda [***] under the Exclusive License Agreement.

ARTICLE 4

STATUS MEETINGS

4.1          Alliance Managers. Promptly following the Effective Date, each Party shall appoint one or more individual representative(s) to act as its alliance manager under this Agreement (each, an “Alliance Manager”). The Alliance Managers shall: (a) serve as the primary points of contact for such Party regarding all activities contemplated under this Agreement, (b) be responsible for facilitating the flow of information, including the information sharing obligations under Article 5, and otherwise promoting communication, coordination and collaboration between the Parties; (c) facilitate the prompt resolution of any disputes; and (d) coordinate and facilitate status meetings under Section 4.2. Each Party may replace its Alliance Manager(s) at any time upon written notice to the other Party.

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4.2          Status Meeting. During the Term, at least once every Calendar Quarter or within a reasonable time after Takeda’s written request, and under the coordination of each Party’s respective Alliance Managers, Ascentage shall make available senior executives having responsibility over the Development, Manufacturing and Regulatory Approval of any Compound and Product to meet with representatives of Takeda to:

(a)            review, discuss and comment on the status and progress of the Development Plan, including progress and achievement of the KPIs set forth in the Development Plan and the contents of the Development report provided by Ascentage to Takeda pursuant to Section 3.5;

(b)           review, discuss and comment on the information provided to Takeda under Section 5.1, including any draft Regulatory Submissions prepared by or on behalf of Ascentage, Regulatory Submissions received from any Regulatory Authority, and any occurrences of any serious adverse event or adverse event and related information regarding such event involving a Compound, Product or otherwise arising during a Clinical Trial involving a Compound or Product, including [***];

(c)            review, discuss and comment on material activities undertaken by or on behalf of Ascentage with respect to Compounds and Products since the last status meeting;

(d)            review, discuss and comment on the material plans for and status of any Clinical Trials for any Product, including [***];

(e)            discuss and comment on Manufacturing and supply activities and strategy with respect to all Compounds and Products, including validation activities, vendors, supply failures, quality assurance and other quality control matters (including any recalls), and other Manufacturing or supply issues and updates;

(f)            discuss and comment on the status of and activities taken by or on behalf of Ascentage related to preparation, filing, prosecution, maintenance, and enforcement of any Licensed Patent Rights and Ascentage Product Marks;

(g)           discuss any questions Takeda representatives may have with respect to any Compound or Product, including any questions related to the data and information provided pursuant to Section 5.2;

(h)           discuss and comment on any matter that would adversely affect any Compound or Product, including pending or threatened claim, litigation, arbitration, audit or other proceedings related to any Compound or Product and any safety and pharmacovigilance issues;

(i)             discuss and comment on any Potential New In-License Technology, including the terms and conditions for a potential New In-Licensed Technology Agreement;

(j)	other topics as mutually agreed by the Parties.

For the avoidance of doubt, the senior executives of Ascentage and representatives of Takeda attending each status meeting may but need not also be such Party’s Alliance Manager(s). Further, for the avoidance of doubt, the attendees of each status meeting, including Alliance Managers, have no independent decision making authority and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) modify or amendment the terms and conditions of the Development Plan; (iii) waive either Party’s compliance with the terms and conditions of this Agreement; or (iv) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.

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During the Term, Takeda will ensure that no personnel involved in the Development or Commercialization of a Competing Product participates in any status meetings under this Agreement without following reasonable firewall procedures or training. In addition, during the Term, Takeda will put in place reasonable firewall procedures or training between the Alliance Manager(s) and Takeda representatives participating in the status meetings under this Agreement and Takeda personnel involved in the Development, Manufacture or Commercialization of a Competing Product.

(k)            Meeting Procedure. The first status meeting shall be within thirty (30) days of the Effective Date. Each status meeting will be in person or by means of teleconference, videoconference or other similar communication method. Each Party shall bear its own expenses related to participation in and attendance at such status meetings by its respective representatives. The Alliance Managers shall jointly prepare and circulate minutes for each status meeting within thirty (30) days after each such meeting and shall ensure that such minutes are reviewed and approved by their respective companies within thirty (30) days thereafter. Communications between the Parties pursuant to the status meetings shall be in English.

ARTICLE 5

REGULATORY; INFORMATION SHARING

5.1	Regulatory Submissions and Regulatory Action.

(a)            During the Term, Ascentage shall promptly (within no more than two (2) Business Days) share with Takeda representatives in a format reasonably requested by Takeda and notify Takeda in writing of, in each case within or outside the Territory, (i) any Regulatory Submissions received from any Regulatory Authorities concerning the Compound or Product, (ii) any and all occurrences of any serious adverse event or adverse event and related information regarding such event involving a Compound, Product or otherwise arising during a Clinical Trial involving a Compound or Product, including [***], and (iii) any and all regulatory action taken by any Regulatory Authority with respect to any activity by or on behalf of Ascentage, its Affiliate or its subcontractors or any notice received concerning a Regulatory Authority’s intent to take any such action concerning the Compound or Product. Takeda shall have the right to request a status meeting to discuss and comment on the Regulatory Submissions received and Ascentage shall consider any reasonable comments received from Takeda in good faith. For the avoidance of doubt, if Ascentage receives notice that the NDA submission package for a Product in the field of [***] is complete and will be accepted by the FDA for review, Ascentage shall promptly (in any event within two (2) Business Days) notify Takeda and provide Takeda with a copy of such notice.

(b)           During the Term, Ascentage shall promptly provide downloadable copies of (i) material draft Regulatory Submissions with any Regulatory Authority within or outside the Territory concerning a Compound or Product and (ii) material final Regulatory Submissions with any Regulatory Authority within or outside the Territory concerning the Compound or Product. Takeda shall have the right to review, discuss and comment on the foregoing drafts in subclause (i) prior to finalization or submission and will be given sufficient (but in any event at least five (5) Business Days) to provide such comments unless timelines explicitly required by a Regulatory Authority necessitates a shorter comment period. Ascentage shall consider any reasonable comments received from Takeda in good faith. For the avoidance of doubt, “material” Regulatory Submissions excludes administrative communications for planning purposes without any material content and includes, for example, the items set forth in Exhibit D.

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(c)            For the avoidance of doubt, during the Term, Ascentage shall have the final decision whether to incorporate any comments from Takeda and lead any meeting or discussion with a Regulatory Authority; provided that, Ascentage shall (i) promptly give Takeda prior written notice of any upcoming meeting or discussion with a Regulatory Authority (in any event within forty-eight (48) hours after receiving notice from the applicable Regulatory Authority of such meeting or discussion) and (ii) give Takeda an opportunity to have at least two (2) observers participate in each such meeting or discussion to the extent permitted by the applicable Regulatory Authority and in any rehearsal or preparation meetings for such meetings. Ascentage shall provide to Takeda a written summary of each such meeting or discussion in English promptly following such meeting or discussion.

(d)           During the Term, all costs and expenses of any regulatory action in or outside of the Territory shall be borne by Ascentage.

(e)            All Regulatory Submissions and related materials provided by Ascentage to Takeda pursuant to this Section 5.1 shall be in English or provided with a certified translation of such Regulatory Submission in English.

(f)            During the Term, Takeda shall ensure that no personnel involved in the Development or Commercialization of a Competing Product will receive the information under this Section 5.1 nor will participate in any meetings under this Section 5.1, in each case without following reasonable firewall procedures or training. In addition, during the Term, Takeda will put in place reasonable firewall procedures or training between (i) Takeda’s personnel receiving information or participating in meetings pursuant to this Section 5.1 and (ii) Takeda personnel involved in the Development or Commercialization of a Competing Product.

5.2	Data Sharing.

(a)            During the Term, Ascentage shall provide Takeda representatives access to the data and information developed or generated in the course of performing the Development Plan, including information that would be included in the Data Package Requirements, via a digital platform (in a format mutually agreed by the Parties). Ascentage shall make such data and information accessible to Takeda on such digital platform as soon as such data and information are available and in no event later than one calendar month after such data and information are generated.

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(b)            Within thirty (30) days after (x) the beginning of the Option Exercise Period and (y) date on which Ascentage receives notice that the NDA submission package for a Product in the field of [***] is complete and will be filed by the FDA for review, Ascentage shall promptly provide to Takeda:

(i)            a written notice that Ascentage represents, warrants and covenants that the data and information made available to Takeda on the digital platform under Section 5.2(a):

(A) includes all of the information developed or generated by Ascentage in the course of performing the Development Plan, including the information required by the Data Package Requirements, and (B) as of the date of such notice, such information made available to Takeda on the data platform is true, correct and complete; and

(ii)           an interim disclosure schedule detailing exceptions, if any, (or a written confirmation that there are no exceptions) to those representations and warranties to be made by Ascentage pursuant to Section 7.2 (Representations and Warranties of Ascentage) of the Exclusive License Agreement, as of the date such written notice is provided pursuant to Section 5.2(b)(i), and shall subsequently provide a final disclosure schedule as of the effective date of the Exclusive License Agreement, in each case, such disclosed exceptions, if any, shall be described in reasonable detail sufficient for Takeda to assess the nature thereof and copies of relevant referenced documents will be provided to Takeda; provided however, such exceptions (A) shall be limited to events that occur after the Effective Date of this Agreement, (B) shall have arisen in the ordinary course of business, as reasonably conducted by a similarly situated biopharmaceutical company and consistent with Ascentage’s past practices, and (C) would not reasonably be expected to materially adversely affect Takeda’s rights pursuant to this Agreement or the Exclusive License Agreement. The Parties mutually acknowledge and agree that the Exclusive License Agreement has been extensively negotiated as of the Effective Date, was intended by the Parties as final, and that this Section 5.2(b)(ii) shall not be used to fundamentally change such intended business terms, rights and obligations of the Parties under the Exclusive License Agreement.

(c)            Within thirty (30) days after receipt of the written notice provided in accordance with Section 5.2(b), Takeda may ask questions, if any, or request for data and information that may be missing or incomplete. Ascentage shall promptly provide Takeda such missing or incomplete information or provide reasons as to why such information is not missing or incomplete.

(d)           Takeda will ensure that no personnel involved in the Development or Commercialization of any Competing Product receives access to the digital platform referenced in Section 5.2(a) without following reasonable firewall procedures or training.

5.3          Third Party Notice. Ascentage shall promptly notify Takeda of any information it receives regarding any threatened or pending action, inspection, or communication by or from a Third Party anywhere in the world that would reasonably be expected to affect the Development, Manufacturing or Commercialization of any Compound or Product in the Territory.

5.4          No Harmful Actions. If Takeda reasonably believes that Ascentage is taking or intends to take any action with respect to a Compound or Product that would reasonably be expected to have an adverse impact upon the Development, Manufacturing, or regulatory status of any Compound or Product in the Field in any country or jurisdiction within the Territory, then Takeda may request an emergency status meeting (which shall be held as soon as possible but in any event within two (2) Business Days unless the Parties agree otherwise), and the Parties shall discuss in good faith a resolution to such concern.

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ARTICLE 6

MANUFACTURING AND SUPPLY

6.1          Responsibilities. As between the Parties, during the Term, Ascentage shall have the sole right and responsibility to Manufacture (or have Manufactured) Compound and Product for use in the Field anywhere in the world. Ascentage shall ensure that sufficient quantities of Product (including components thereto) are timely Manufactured as is necessary or reasonably required for completion of the activities contemplated under the Development Plan, including for [***]. Ascentage shall conduct or ensure that all Manufacturing activities are conducted in compliance with all Applicable Laws, including cGMP, and in accordance with professional and ethical standards customary in the biotechnology industry. As between the Parties, during the Term, Ascentage will be responsible for one hundred percent (100%) of all costs and expenses incurred for all Manufacturing related activities.

6.2	Quality and Safety Audits and Inspections.

(a)            During the Term, for the purposes of evaluating the potential supply of Product from Ascentage under the Exclusive License Agreement, Takeda may or may designate a Third Party to perform cGMP audits and mock pre-approval inspections of any facility, subject to the access requirements of the facility, conducting Manufacturing activities related to Compound or Product that will supply the Compound or Product to Takeda in the Territory under the Exclusive License Agreement, including [***] and any [***] selected by Ascentage, (each a “Facility”) as reasonably requested by Takeda and Ascentage will in good faith cooperate with such audits and inspections. Based on such audits, Takeda or such Third Party may provide Ascentage and Takeda with a written summary of its findings, including any related to any deficiencies or other areas of remediation reasonably identifies during the audit, including any findings that may impact the quality system in which the Compound of Product is manufactured, and the Parties shall promptly meet to discuss any such deficiencies or other areas of remediation so identified. Ascentage will consider in good faith the deficiencies or other areas of remediation identified and will use Commercially Reasonable Efforts to remediate those deficiencies Ascentage believes should be remediated.

(b)           During the Term, Ascentage will provide prompt written notice to Takeda of any intended or planned inspection by a Regulatory Authority of any Facility no later than three (3) days following Ascentage’s receipt of written notice from the Regulatory Authority. Ascentage will promptly provide (or use reasonable efforts to cause its subcontractors to provide) Takeda with an executive summary of the results of the inspection, which shall include any issues raised by the Regulatory Authorities which would reasonably be expected to impact any Compound or Product.

ARTICLE 7

FINANCIALS

7.1          Option Payment. Within fifteen (15) Business Days after the Effective Date, Takeda shall pay Ascentage a non-creditable, [***] cash payment of One Hundred Million USD ($100,000,000) via wire transfer of immediately available funds to a single bank account held in the legal name of Ascentage HK to acquire the Option.

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7.2	[***].

7.3          Use of Funds. The Parties acknowledge and agree that the Payments pursuant to this Agreement are intended to be utilized for the research, Development, or other exploitation of any Compound or Product in the U.S.

7.4          Payments to Third Parties. During the Term, Ascentage shall be solely responsible for any payments, liabilities, and obligations due to Third Parties under any agreement entered into by Ascentage with respect to a Compound or Product. Without limiting the foregoing, Ascentage will be solely responsible for any payments due pursuant to any Third Party In-License Agreements.

7.5	Taxes.

(a)            Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to appropriately calculate, to the extent feasible and legal, Taxes payable with respect to their collaborative efforts under this Agreement and that they shall use all commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective.

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(b)            Payment of Tax. A Party receiving a payment pursuant to this Agreement, including this Article 7 shall pay any and all Taxes levied on such payment. The amounts payable pursuant to this Agreement (“Payments”) will not be reduced on account of any Taxes unless required by Applicable Law. Takeda will deduct and withhold from the Payments made to Ascentage any Taxes that it is required by Applicable Law to deduct or withhold (“Withholding Taxes”), and any such amounts deducted or withheld by Takeda will be treated as having been paid to Ascentage for purposes of this Agreement. Any such Withholding Taxes will be an expense of and borne by Ascentage. If any such Withholding Tax is assessed against or paid (but in each case not withheld) by Takeda, then Ascentage will pay the relevant amount of such Withholding Tax to Takeda. In the event that a Governmental Authority retroactively determines that a payment made by Takeda to Ascentage under this Agreement should have been subject to Withholding Taxes (or to additional Withholding Taxes), and Takeda remits such Withholding Taxes to the Governmental Authority, including any interest and penalties that may be imposed thereon, at the option of Takeda, then Ascentage will pay the relevant amount of any Withholding Tax (including any interest and penalties thereon) to Takeda. Notwithstanding the foregoing, if Ascentage is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable Withholding Tax, then it may deliver to Takeda or the appropriate Governmental Authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Takeda of its obligation to withhold tax. If Ascentage timely delivers to Takeda a validly executed form establishing a reduced rate or exemption from withholding, Takeda shall apply the reduced rate of withholding, or not withhold, as the case may be, provided that Takeda is in receipt of evidence, in a form reasonably satisfactory to Takeda, for example Ascentage’s delivery of all applicable documentation at least two weeks prior to the time that the Payments are due. If, in accordance with the foregoing, Takeda withholds any amount, then it will pay to Ascentage the balance when due, make timely payment (or cause its agent to make timely payment) to the proper taxing authority of the withheld amount, and send Ascentage proof of such payment within sixty (60) days following that payment. Ascentage will pay all other Taxes levied on any payments it receives under this Agreement.

(c)            Tax Residence Certificate. A Party receiving a payment pursuant to this Article 7 shall provide the remitting Party appropriate certification from relevant revenue authorities that such Party is a tax resident of that jurisdiction, if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Upon the receipt thereof, any deduction and withholding of Taxes shall be made at the appropriate treaty tax rate.

(d)            Assessment. Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of Taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by Applicable Law. The Parties shall reasonably cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.

(e)            Redomicile, Assignment or Sublicense. If a Party that owes a payment under this Agreement redomiciles or assigns its rights and obligations to any Person under this Agreement (including by an assignment of this Agreement as permitted under this Agreement), and such redomiciliation or assignment leads to the imposition or increase of withholding Tax liability on the other Party that would not have been imposed or increased in the absence of such action, then the Party that redomiciles, assigns or sublicenses its rights will be responsible for the new imposition or increase of withholding tax liability. If a Party that receives a payment under this Agreement redomiciles or assigns its rights and obligations under this Agreement, the payee shall not be entitled to any additional payments with respect to Taxes arising as a result of such payee’s redomiciliation, assignment or sublicense.

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(f)            VAT. The Parties acknowledge that all amounts mentioned in the Agreement are inclusive of any applicable VAT or similar tax in China for which Ascentage shall be fully responsible and shall not be adjusted for any future increases or decreases in such tax. Ascentage acknowledges that, as a China resident enterprise performing technology transfers and selling intangible assets to foreign entities, it may qualify for VAT zero rate or exemption under the applicable Chinese tax regulations. Takeda agrees to provide the necessary cooperation and documentation to support Ascentage in minimizing VAT obligations, including but not limited to obtaining VAT exemption certificates or similar documentation. The Parties acknowledge that any applicable VAT outside China shall be in responsibility of Takeda.

ARTICLE 8

CONFIDENTIALITY

8.1           Duty of Confidence. During the Term, all Confidential Information disclosed by a Disclosing Party to a Receiving Party hereunder shall be maintained in confidence by the Receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the Disclosing Party. The Receiving Party may only use Confidential Information of the Disclosing Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the Disclosing Party and its Affiliates to employees, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates to the extent reasonably necessary for such purposes; provided that, such Persons are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the Receiving Party. Notwithstanding anything to the contrary in this Agreement, with respect to Confidential Information related to one or more Compound or Product, Ascentage and Takeda shall both be considered the Receiving Party with respect thereto.

8.2           Exceptions. The obligations under this Article 8 shall not apply to any information that the Receiving Party can show by competent evidence that such information:

(a)            is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(b)            is known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(c)            is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that, to the Receiving Party’s knowledge, is not bound by a similar duty of confidentiality or restriction on its use;

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(d)           is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available to the public, either before or after it is disclosed to the Receiving Party; or

(e)            is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates without the use of Confidential Information belonging to the Disclosing Party.

8.3           Authorized Disclosures. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent such disclosure is reasonably necessary in the following instances:

(a)            complying with Applicable Laws, including regulations promulgated by securities exchanges and Antitrust Laws, or court or administrative orders (in such case only to the extent determined necessary based upon advice of counsel), provided that the Party seeking to make such disclosure shall, to the extent practicable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such Confidential Information;

(b)           filing, prosecuting, maintaining, enforcing or defending litigation related to the subject matter of this Agreement, including the activities set forth in Article 12 of this Agreement; provided that, reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Laws;

(c)           disclosure by a Receiving Party to any Affiliate, or to its or its Affiliates’ employees, consultants, contractors, subcontractors, agents or sublicensees on a need-to-know basis in order to enable such Receiving Party to exercise its rights, or to carry out its responsibilities, under this Agreement including, with respect to the Receiving Party, to any Third Party that is engaged by such Receiving Party to perform services in connection with the Development, Manufacture or Commercialization of a Compound or any Products in accordance with this Agreement; provided, in each case, that such Persons are bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the Receiving Party; and

(d)           disclosure by a Party required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with Applicable Laws, court orders or governmental regulations (or the rules of any recognized stock exchange or quotation system).

ARTICLE 9

PUBLICATIONS & PUBLICITY

9.1            Publications. During the Term, excluding disclosures expressly permitted by Section 8.3 and Section 9.2, Ascentage may, with at least thirty (30) days’ prior notice to Takeda, make public scientific presentations or publications (including in medical or scientific journals) on any Compound or Product or any publication or disclosure of Clinical Data, non-clinical data or any associated results or conclusions generated by or on behalf of Ascentage related to any Compound or Product (each such presentation or publication, a “Publication”) worldwide; provided, that, Ascentage shall have provided a copy of such Publication (translated in English if the intended Publication is not in English) to Takeda at least thirty (30) days prior to the earlier of its presentation, intended submission, intended submission of an abstract to present, or intended submission of a manuscript for publication. Commencing with the receipt of any such Publication, Takeda shall have thirty (30) days to inform Ascentage of its observations, comments and suggestions with respect thereto. Ascentage shall, in good faith, consider the comments made by Takeda, particularly if such Publication may be prejudicial or have an adverse effect to Takeda’s rights under the Exclusive License Agreement. A Party will not publicly disclose any Publication containing any Confidential Information of the other Party without such other Party’s prior written consent. Ascentage shall provide to Takeda copies of all final Publications as submitted or presented no later than forty-eight (48) hours after submission.

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9.2            Publication and Listing of Clinical Trials. Ascentage agrees to comply, with respect to the listing of Clinical Trials or the publication of Clinical Trial results of any Compound or Product, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Principles on Conduct of Clinical Trials / Communication of Clinical Trial Results, and (b) any Applicable Law or applicable court order, stipulations, consent agreements and settlements entered into by such Party; provided that any listings or publications made pursuant to this Section 9.2 shall be considered a Publication hereunder and shall be subject to Section 9.1.

9.3	Press Release.

(a)            After the Effective Date, at a mutually agreed upon time, each Party may issue a press release announcing the existence of this Agreement in the form and substance as set forth in Exhibit F (the “Initial Press Release”). Except for the Initial Press Release, if either Party desires to make a press release concerning the existence of, the material terms of, or material events occurring under, this Agreement, such Party shall provide at least thirty (30) days prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval. A Party commenting on such a proposed press release shall provide its comments, if any, within thirty (30) days after receiving the draft press release for review (or, if any Applicable Law requires an earlier release of such press release, a shorter period to allow the Party seeking to issue such press release to comply with such Applicable Law). Either Party shall be free to disclose, without the other Party’s consent, the existence of this Agreement, the identity of the other Party and those terms of this Agreement which have already been publicly disclosed in accordance with this Section 9.3(a).

(b)           The Parties hereby acknowledge and agree that either Party may be required by Applicable Laws to submit a copy of this Agreement to the U.S. Securities and Exchange Commission (the “SEC”) or any national or sub-national securities regulatory body in any jurisdiction, (collectively, the “Security Regulators”). If a Party is required by Applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Security Regulator, such Party agrees to consult and coordinate with the other Party with respect to such disclosure or the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by Applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator and such Party has (a) promptly notified the other Party in writing of such requirement and any respective timing constraints, (b) provided copies of the proposed disclosure or filing to the other Party reasonably in advance of such filing or other disclosure (with a goal of providing such proposed filing at least fifteen (15) Business Days in advance) and (c) given the other Party a reasonable time under the circumstances to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure or filing at the time and in the manner reasonably determined by its counsel to be required by Applicable Laws or the applicable Securities Regulator. If a Party seeks to make a disclosure or filing as set forth in this Section 9.3(b) and the other Party provides comments within the respective time periods or constraints specified herein, the Party seeking to make such disclosure or filing will in good faith consider incorporating such comments.

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9.4           Use of Marks. Except as expressly provided herein, neither Party shall mention or otherwise use any Mark or domain name of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 9.4 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law.

ARTICLE 10

REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1            Representations, Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a)            it is a corporation or limited company duly organized, validly existing, and in good standing under the laws of the jurisdiction of formation;

(b)            it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)            this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity);

(d)            the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, or (ii) result in a breach of any agreement to which it is a party; and

(e)            it had the opportunity to consult with legal counsel of choice in connection with this Agreement and acknowledges that it has participated jointly in the negotiation and drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party on the basis that that Party drafted such terms and provisions.

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10.2        Representations and Warranties of Ascentage. Ascentage hereby makes the following representations and warranties to Takeda as of the Effective Date, and Ascentage covenants to promptly notify Takeda in writing of any additional disclosures arising after the Effective Date when such disclosure is required for the representations and warranties to remain true and correct throughout the Term:

(a)            Schedule 10.2(a) sets forth a complete and accurate list of all Licensed Patent Rights solely and exclusively owned by Ascentage or its Affiliates as of the Effective Date (“Ascentage Owned Patents”);

(b)            Schedule 10.2(b) sets forth a complete and accurate list of all Licensed Patent Rights exclusively licensed by Ascentage or its Affiliates as of the Effective Date (“Ascentage In-Licensed Patents”);

(c)            Schedule 10.2(c) sets forth a complete and accurate list of all Ascentage Product Marks as of the Effective Date and collectively, the Ascentage Owned Patents, Ascentage In-Licensed Patents and Ascentage Product Marks constitute all Licensed Patent Rights existing as of the Effective Date;

(d)            Schedule 10.2(d) sets forth a complete and accurate list of all Biotechnology Companies of Concern and their Affiliates that Ascentage transacts business with for the Development and Manufacture of a Compound or Product for the Territory as of the Effective Date;

(e)            (i) as of the Effective Date, Ascentage does not own or control any Patent Rights other than the Licensed Patent Rights that are necessary or reasonably useful to Develop, Manufacture, Commercialize or otherwise exploit one or more Compounds and Products in the Field in the Territory and (ii) the Licensed Know-How that exists as of the Effective Date includes all Know-How owned or controlled by Ascentage or its Affiliates that is necessary or reasonably useful to Develop, Manufacture, Commercialize or otherwise exploit one or more Compounds and Products in the Field in the Territory;

(f)            Ascentage exclusively owns all right, title, and interest in and to the Ascentage Owned Patents and Ascentage Product Marks free from encumbrances and is listed in the records of the appropriate Governmental Authorities as the sole and exclusive owner of record for each registration, grant and application included in the Ascentage Owned Patents and Ascentage Product Marks;

(g)            Except as set forth in Schedule 10.2(g), all inventors who have invented or have otherwise contributed to the creation or development of any Licensed IP, including all current and former officers, employees, contractors, consultants and sublicensees of Ascentage or any of its Affiliates who are inventors of or have otherwise contributed to the creation or development of any Licensed IP have executed and delivered to Ascentage an assignment agreement, distinct from any employment agreement or employment-related agreement, regarding the protection of proprietary information and that includes a present tense assignment to Ascentage of all of such inventor’s right, title and interest (including future rights, as appropriate) in any Licensed IP, and such Licensed IP and associated assignment document(s) have been timely and duly filed in such a manner as to preserve priority entitlement, including by virtue of such assignment documents associated with each priority filing, such that Takeda shall, by virtue of the Exclusive License Agreement, receive from Ascentage, without payments beyond those required under this Agreement and the Exclusive License Agreement, the licenses and other rights granted to Takeda under the Exclusive License Agreement, and to the knowledge of Ascentage, no inventor nor any current or former officer, employee, agent, or consultant of Ascentage or any of its Affiliates is in violation of any term of any such assignment or other agreement regarding the protection of Patent Rights or other intellectual property or proprietary information of Ascentage or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such person with Ascentage;

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(h)           Except as set forth in Schedule 10.2(h), all inventors who have invented or have otherwise contributed to the creation or development of any Licensed Patent Rights, including all current and former officers, employees, contractors, consultants and sublicensees of Ascentage or any of its Affiliates who are inventors of or have otherwise contributed to the creation or development of any Licensed Patent Rights, have executed and delivered to Ascentage a valid assignment agreement distinct from any employment agreement or employment-related agreement containing assignment-related provisions regarding the protection of proprietary information and that includes a present tense assignment to Ascentage of all of such inventor’s right, title and interest (including future rights, as appropriate) in any such Licensed Patent Rights, and any such Licensed Patent Rights and associated assignment agreement(s) have been timely and duly filed in such a manner as to preserve priority entitlement, including by virtue of such assignment documents associated with each priority filing, such that Takeda shall, by virtue of the Exclusive License Agreement, receive from Ascentage, without payments beyond those required under this Agreement, the licenses and other rights granted to Takeda under the Exclusive License Agreement, and to the knowledge of Ascentage, no inventor nor any current or former officer, employee, agent, or consultant of Ascentage or any of its Affiliates is in violation of any term of any such assignment agreement regarding the protection of Patent Rights or other intellectual property or proprietary information of Ascentage or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such person with Ascentage;

(i)            inventorship of each Patent Right in the Licensed Patent Rights is properly identified on each patent and patent application. There are no disputes with respect to inventorship of any such Licensed Patent Rights;

(j)            Ascentage has the right under the Licensed IP, Compounds and Products in the Field in the Territory to grant the Option to Takeda, and it has not granted any option, license or other right under the Licensed IP, including any right to Develop, Manufacture, Commercialize or otherwise exploit, Compounds or Products in the Field in any country or jurisdiction within the Territory that is inconsistent with the Option. For the avoidance of doubt, no Third Party, including [***], and any of their respective Affiliates, has any rights with respect to the Licensed IP in the Field in Territory and the Development, Manufacturing and Commercialization of any Compound or Product in the Field in the Territory;

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(k)            no “right of first refusal”, “right of first negotiation”, “right of first offer”, “most favored nation”, or other such similar preferential contractual arrangement or understanding whether oral or in writing exists between Ascentage (or Ascentage’s Affiliate(s)) and any Third Party is applicable or otherwise restricts or governs the Development, Manufacturing or Commercialization of any Compound or Product in the Field in the Territory. For the avoidance of doubt, Section 2.1(a) of the Strategic Cooperation Agreement between [***], as amended or supplemented from time to time (“[***] SCA”) and related provisions do not apply, restrict or govern the Development, Manufacturing or Commercialization of any Compound or Products in the Field in the Territory;

(l)            except for Antitrust Approvals and the Draft Biosecure Act, Ascentage, has obtained or made all necessary authorizations, consents, approvals, licenses, export approvals, exemptions or filings or registrations with any Third Party (including Governmental Authorities) required for Takeda to exercise the Option and the Parties to enter into the Exclusive License Agreement;

(m)            neither Ascentage nor any of its respective Affiliates has granted any mortgage, pledge, claim, security interest, encumbrance, lien or other charge of any kind on the Licensed IP, and the Licensed IP are free and clear of any mortgage, pledge, claim, security interest, encumbrance, lien or charge of any kind, in each case that would adversely affect the rights granted to Takeda herein;

(n)            Ascentage is not currently a party to, and has never been a party to, any agreement with any Governmental Authority or an agency thereof pursuant to which such Governmental Authority or such agency provides or previously provided funding for the development of any of the Licensed IP and which gives or gave such Governmental Authority or such agency any rights to any Licensed IP that conflict with, or limit the scope of, the Option granted to Takeda hereunder;

(o)            the Licensed Know-How and Licensed Patent Rights, except for Patent Rights which are publicly known, have been kept confidential or have been disclosed to Third Parties only under terms of confidentiality, and, to the knowledge of Ascentage, no breach of such confidentiality has been committed by any Third Party;

(p)            there are no claims, judgments or settlements against or owed by Ascentage (or any of its Affiliates) and no pending or threatened (in writing) claims or litigation relating to the Licensed Patent Rights, Licensed Know-How or Ascentage Product Marks;

(q)            neither Ascentage nor any of Ascentage’s Affiliates have received (i) any written notice from any Third Party, asserting or alleging that the Development, Manufacture or Commercialization of any Compound or Product prior to the Effective Date infringed or misappropriated the intellectual property rights owned or otherwise controlled (through license or otherwise) by such Third Party, nor (ii) any offer to license any Licensed Patent Rights;

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(r)            Ascentage has disclosed to Takeda the existence of any patent opinions related to the Licensed Patent Rights or Licensed Know-How licensed under the Exclusive License Agreement;

(s)            the Licensed Patent Rights are not the subject of any interference proceeding, inter partes review or post-grant review and there is no pending or threatened action, suit, proceeding or claim by a Third Party challenging Ascentage’s ownership rights in, or the validity or scope of, any Licensed IP;

(t)            neither Ascentage nor any of its Affiliates has issued a written claim against a Third Party alleging that a Third Party is infringing or has infringed or misappropriated any Licensed IP and, to the knowledge of Ascentage, the Licensed IP is not being infringed or misappropriated by any Third Party;

(u)            there are no judgments or settlements against Ascentage pending or threatened that invalidate or seek to invalidate any Licensed Patent Rights or Ascentage Product Marks;

(v)            there are no pending or threatened, adverse actions, suits, proceedings, judgments or settlements against Ascentage involving any Licensed Know-How, any Compound or any Product;

(w)            Ascentage has complied with all Applicable Laws applicable to (i) the prosecution and maintenance of the Licensed Patent Rights, (ii) inventor remuneration (if compensation is owed as of the Effective Date or during the Term of this Agreement to inventors of the Licensed Patent Rights, Ascentage agrees to pay such compensation without reimbursement from Takeda), and (iii) its Development, Manufacture and Commercialization of Products in the Field;

(x)            there are no acts or omissions of Ascentage or its Affiliates that would constitute inequitable conduct, fraud, or misrepresentation to the applicable patent or trademark office with respect to any Licensed Patent Rights or Ascentage Product Marks;

(y)            to the knowledge of Ascentage, the issued patents in the Licensed Patent Rights and the trademark rights in Ascentage Product Marks are valid and enforceable;

(z)            Ascentage has (i) filed and prosecuted the patent applications within the Licensed Patent Rights in good faith and complied with all duties of disclosure with respect thereto; (ii) not committed any act, or omitted to commit any act, that may cause the Licensed Patent Rights to expire prematurely or be declared invalid or unenforceable; (iii) paid all application, registration, maintenance, and renewal fees in respect of the Licensed Patent Rights as of the Effective Date; and (iv) filed all necessary documents and certificates with the relevant agencies for the purpose of maintaining the Licensed Patent Rights;

(aa)     (i) Ascentage has obtained or caused its Affiliates to obtain, assignments from the inventors of all rights and embodiments in and to the Licensed IP, (ii) all such assignments are valid and enforceable, and (iii) the inventorship of the Licensed Patent Rights is properly identified on the issued patent or patent application;

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(bb)   Ascentage and its Affiliates have taken all steps to protect the secrecy, confidentiality and value of all Licensed Know-How that constitutes trade secrets under Applicable Laws;

(cc)   Ascentage has made available to Takeda in person at Ascentage’s Rockville, Maryland facilities on May 13, 2024, complete and accurate copies of (i) Regulatory Submissions made by Ascentage or its Affiliates (the “Existing Regulatory Materials”), and (ii) all relevant correspondence to or from any Regulatory Authority and Ascentage, in each case related to any Compound or Product. Other than the Existing Regulatory Materials, neither Ascentage nor any of its Affiliates has, as of the Effective Date, obtained or filed any IND or any other form of regulatory application with Regulatory Approvals for approval of Clinical Trials, marketing or other purpose, for any Compound or any Product. The Existing Regulatory Materials are in good standing, and neither Ascentage nor any of its Affiliates has received any notice in writing from any Regulatory Authority that the Existing Regulatory Materials are not currently in, or may not remain in, good standing with the applicable Regulatory Authority;

(dd)   Ascentage has provided to Takeda all adverse events information with respect to any Compound or any Product;

(ee)    all information and data provided by or on behalf of Ascentage to Takeda regarding any Compound or Product on or before the Effective Date in contemplation of this Agreement was and is as of the Effective Date accurate and Ascentage has not failed to disclose, or cause to be disclosed, any information or data known to, controlled by or in the possession of Ascentage that to Ascentage, could reasonably be expected to cause the information and data that has been disclosed by Ascentage to Takeda to be misleading;

(ff)    prior to the Effective Date, Ascentage has provided Takeda with complete and unredacted copy(ies) of all Third Party In-License Agreements existing as of the Effective Date. The Third Party In-License Agreements are the only agreements by and between Ascentage and any Third Party that provides for the license to Ascentage of any Know-How or Patent Rights that are included as part of the Licensed IP. Without limiting the generality of the foregoing, the Third Party In-License Agreements are in full force and effect and are the valid and binding obligations of Ascentage, enforceable in accordance with their respective terms and binding on the parties thereto. Ascentage has not breached and is not currently in breach of its obligations under any Third Party In-License Agreement in a manner that has, or would reasonably be expected to have, an adverse effect on the rights granted to Takeda under this Agreement, and each party to the respective Third Party In-License Agreements has not breached, and is not currently in breach of, its obligations under the Third Party In-License Agreement. Ascentage has registered all Third Party In-License Agreements with the relevant Governmental Authorities;

(gg)    Ascentage has sufficient available cash resources to pay all related fees, costs, and expenses incurred in connection with entering this Agreement and to fulfill its obligations under this Agreement, including Development, Manufacturing, Clinical Trial, Regulatory Approval, Regulatory Submissions related costs and expenses. Ascentage’s inventory of Product as of the Effective Date constitutes a sufficient quantity of Product to fully meet its supply needs for the completion of [***] under the Development Plan;

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(hh)    the execution, delivery and performance of this Agreement, will comply with all Data Protection Requirements. Ascentage was and is as of the Effective Date in compliance with all Data Protection Requirements, including (i) Ascentage has obtained or caused its Affiliates to obtain all necessary approval, consent and authorization to collect, process, use, share and transfer Personal Information related to any Compound or Product (including Clinical Trials involving any Compound or Product); (ii) in the storage, use and transmission of Personal Information related to any Compound or Product (including Clinical Trials involving any Compound or Product), Ascentage has taken or caused its Affiliates to take all necessary measures for confidentiality and adopted technical measures and other necessary measures to ensure the security of such data and to prevent the leakage, damage and loss of such data; (iii) Ascentage or any of its Affiliates has not entered into any contractual clauses or committed any promises to restrict Ascentage from transferring Personal Information to Takeda as may be required under this Agreement or under the Exclusive License Agreement; (iv) when using Personal Information provided by other data providers, Ascentage has made or caused its Affiliates to make reasonable efforts to request the data providers to ensure that the source and use of such data comply with all Applicable Laws; (v) Ascentage or any of its Affiliates has not leaked any Personal Information related to any Compound or Product or used such data beyond the scope of use or authorization; (vi) Ascentage or any of its Affiliates has not been subject to any investigations, inspections, inquiries, warnings or penalties or data privacy complaints from Governmental Authorities, customers and end users relating to Personal Information related to any Compound or Product;

(ii)      Ascentage has complied in all material respects with all Applicable Laws applicable to its Development, Manufacture, Commercialization or other exploitation of any Compound or Product, in and outside the Territory;

(jj)      there is no pending or threatened material claim, action, inspection, or proceeding by or from any Third Party or Governmental Authority against Ascentage or any of its Affiliates or sublicensees regarding the Development, Manufacture, Commercialization, or other exploitation of any Compound or Product in or outside the Territory, that would adversely affect the Option or the rights granted to Takeda herein or adversely affect the Development or regulatory status of any Compound or Product in the Field in any country or jurisdiction within the Territory hereunder; and

(kk)    all information and data provided by or on behalf of Ascentage to Takeda on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete, and Ascentage has not disclosed, failed to disclose, or cause to be disclosed, any information or data that would reasonably be expected to cause the information and data that has been disclosed to be misleading.

10.3	Covenants of Ascentage. Ascentage covenants to Takeda that:

(a)     in the course of performing its obligations under this Agreement related to any Compound or Product and any Development, Manufacture, Commercialization or other exploitation thereto, Ascentage and its Affiliates shall comply with all Applicable Laws, including, as applicable, cGMP, cGCP, and cGLP standards, and shall not employ or engage any Person who is, or has been, debarred or disqualified by any Regulatory Authority or is the subject of debarment proceedings by a Regulatory Authority;

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(b)      Ascentage will notify Takeda in writing immediately if any such debarment or disqualification occurs or comes to its attention, and will, with respect to any Person so debarred promptly remove such Person from performing any such activities, function or capacity related to any such activities;

(c)      commencing on the Effective Date and continuing until the end of the Term, Ascentage and its Affiliates will not (i) assign or otherwise transfer ownership of any Licensed Patent Rights or Licensed Know-How, or (ii) grant to any Third Party any option, right of first negotiation, right of first refusal, license rights or other rights to any Licensed Patent Rights or Licensed Know-How in the Territory if such grant conflicts with any rights of the Option, including exercise of the Option, granted to Takeda hereunder;

(d)      (i) Ascentage shall comply with all terms and conditions of the Third Party In-License Agreements, (ii) Ascentage (or its Affiliate, as applicable) shall maintain each Third Party In-License Agreement in full force and effect, (iii) Ascentage shall not terminate or amend any Third Party In-License Agreements in a manner that would terminate or adversely affect the Option and if exercised, Takeda’s rights under the Exclusive License Agreement, without Takeda’s prior written consent, (iv) Ascentage shall not exercise or fail to exercise any of its rights, or fail to perform any of its obligations, under any Third Party In-License Agreement, where such exercise or failure to exercise or perform would adversely affect Takeda’s rights hereunder without the prior written consent of Takeda and (v) Ascentage shall promptly (within five (5) Business Days after Ascentage’s receipt thereof) notify and inform Takeda of any notice of breach, default, termination or litigation from any Person related to any Third Party In-License Agreements;

(e)      Ascentage will comply with all Data Protection Requirements in the collection, processing, use, sharing, and provision of Personal Information and other data relating to the performance of this Agreement. Ascentage will obtain all necessary approvals, consents and authorizations to share and provide Personal Information to Takeda, including, (i) obtaining and maintaining all necessary approvals or filings from China’s Ministry of Science and Technology for Ascentage’s provision of Human Genetic Resources Information to Takeda under this Agreement and the Exclusive License Agreement; (ii) obtaining and maintaining all the informed consent of data subjects and other relevant parties to enable Takeda to receive, have access to and use the Personal Information, Clinical Data under this Agreement and the Exclusive License Agreement; (iii) requesting all data providers to ensure that the source and use of Personal Information and Clinical Data comply with Applicable Laws; and (iv) completing all necessary approvals and filings with the Cyberspace Administration of China required for the cross-border data transfer, to enable Takeda to receive, have access to and use data provided by Ascentage to Takeda under this Agreement and the Exclusive License Agreement;

(f)       Ascentage will comply with all Applicable Laws applicable to (i) the prosecution and maintenance of the Licensed Patent Rights, (ii) inventor remuneration (if compensation is owed as of the Effective Date or during the Term of this Agreement to inventors of the Licensed Patent Rights, Ascentage agrees to pay such compensation without reimbursement from Takeda); and (iii) its Development, Manufacture and Commercialization of Products in the Field;

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(g)      in the event that any inventor who has invented or otherwise contributed to the creation or development of any Licensed IP, including all current and former officers, employees, contractors, consultants and sublicensees of Ascentage or any of its Affiliates who is an inventor of or has otherwise contributed to the creation or development of any Licensed IP, has not executed a valid assignment agreement regarding the protection of proprietary information and that includes a present tense assignment to Ascentage of all of such inventor’s right, title and interest (including future rights, as appropriate) in any such Licensed IP, or has executed a valid assignment agreement regarding the protection of proprietary information and that includes a present tense assignment to an Affiliate of Ascentage or to a Third Party of any of such inventor’s right, title and interest (including future rights, as appropriate) in any such Licensed IP, Ascentage shall within thirty (30) days from the Effective Date take all necessary actions to cause such assignments to Ascentage to be executed by such inventor, such Affiliate, or such Third Party and be delivered to Ascentage. Notwithstanding the foregoing, with respect to the patent family based upon [***], Ascentage shall within ninety (90) days from the Effective Date take all necessary actions to cause such assignments to Ascentage; provided, however, if Ascentage fails to cause such assignments with respect to such patent family at the end of such ninety (90) day period, Ascentage shall provide Takeda with a written summary of the actions taken to cause such assignments and resulting outcomes thereto, and such failure to cause such assignments of such patent family shall not constitute a breach under this Agreement. Ascentage shall promptly, but in no case later than thirty (30) days following receipt of any such executed assignments, record such executed assignments with the appropriate Governmental Authorities upon delivery. Such assignments shall be executed and recorded without requiring any further consideration or payment from Takeda;

(h)      with respect to any Affiliate of Ascentage that Controls any Licensed IP or prior to such time as such Affiliate ceases to be an Affiliate of Ascentage, Ascentage shall cause such Person to transfer such Licensed IP to Ascentage or another Affiliate of Ascentage;

(i)       during the Term, Ascentage will not negotiate for or enter into any new agreement with (or materially modify or amend any existing agreement with) any Third Party, including [***], any of their respective Affiliates, regarding any option, license, assignment or other rights with respect to the Licensed IP in the Field in the Territory and the Development, Manufacturing and Commercialization of any Compound or Products in the Field in the Territory; and for the avoidance of doubt this covenant does not prohibit, restrict, impair or constrain Ascentage from maintaining any existing agreement or entering into any new agreement with any Third Party with respect to the Patent Rights solely in the Excluded Territory that are counterparts to the Licensed Patent Rights for the Development, Manufacturing and Commercialization of any Compound or Products solely in the Excluded Territory;

(j)       Ascentage shall take all steps necessary to ensure that the [***] preference set forth under Section 2.1(a) of the Strategic Cooperation Agreement between [***] and related provisions does not apply to the Products in the Territory;

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(k)      Ascentage will not share any Sensitive U.S. Personal Data with any Biotechnology Companies of Concern or any of their Affiliates, or any Person reasonably likely to be designated as a Biotechnology Company of Concern;

(l)       during the Term, Ascentage will not enter into any new business relationships with, nor otherwise renew, extend or expand any existing business relationships with any Biotechnology Companies of Concern or any of their Affiliates, or any Person reasonably likely to be designated as a Biotechnology Company of Concern to the extent such business relationship would apply to the supply, services or equipment for the Product in the Territory;

(m)     during the Term, Ascentage will not enter into any new agreements with nor amend or otherwise modify the terms of any existing agreements with a named Biotechnology Companies of Concern or any of its Affiliates, whether designated as of the Effective Date or designated during the Term that provides any supply, services or equipment for any Compound or Product (including components thereto) in the Territory;

(n)      Ascentage agrees to use its best efforts to limit, wind down and terminate any existing business relationships with any Biotechnology Companies of Concern or their Affiliate that provides any supply, services or equipment for a Compound or Product in the Territory as soon as practical, and in any event, no later than the expiration of any applicable deadlines to terminate such relationships under any grandfather or safe harbor provisions of the Draft Biosecure Act;

(o)      Ascentage shall make any and all payments owed by Ascentage or any of its Affiliates to any inventor of any Licensed Know-How or Licensed Patent Rights owned by Ascentage or such Affiliate that is required in connection with the exploitation of or license of such Licensed Know-How or Licensed Patent Rights to exploit the Compound or Product; and

(p)      except as otherwise expressly permitted under this Agreement, Ascentage will maintain Control of all Licensed IP, and will not, and will cause its Affiliates not to assign, transfer, license or grant to any Third Party, or agree to assign, transfer, license or grant to any Third Party, any rights to such Licensed IP or any Compounds or Products if such assignment, transfer, license or grant could cause Ascentage to not be able to fully grant the licenses and rights to Takeda set forth in the Exclusive License Agreement.

10.4	Compliance with Anti-Corruption Laws.

(a)            Notwithstanding anything to the contrary in this Agreement, Ascentage (on behalf of itself and its Affiliates) and Takeda (on behalf of itself and its Affiliates) each hereby agrees that:

(i)            it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the United States Foreign Corrupt Practices Act, the “Anti-Corruption Laws”) that may be applicable to such party or its Affiliates;

(ii)           it shall adhere to its own internal anti-corruption policies and shall not, in the performance of this Agreement or in the performance of any activities related to any Compound or Product, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to such party, its Affiliates or its and its Affiliate’s business in a manner that would violate Anti-Corruption Laws;

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(iii)          it will promptly provide written notice to the other Party of any violations of, or any suspicion of violation of Anti-Corruption Laws by it, its Affiliates or its sublicensees, or persons employed by or subcontractors used by it or its Affiliates or sublicensees under investigation or government inquiries in the performance of this Agreement of which it becomes aware; and

(iv)          it shall maintain records (financial and otherwise) and supporting documentation that completely and accurately describe in detail all services rendered, payments made, and costs and expenditures incurred by it related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 10.4, and maintain a system of internal accounting controls to ensure that all measures and transactions related to this Agreement are properly authorized by such party. Upon request of a Party, up to one time per Calendar Year and upon reasonable advance notice, Ascentage or Takeda, as applicable, shall provide the other party or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 10.4.

(b)            Ascentage (on behalf of itself and its Affiliates) and Takeda (on behalf of itself and its Affiliates) represents and warrants that neither it nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of it or any of its Affiliates:

                                                 (i)                 has taken any action in violation of any applicable Anti-Corruption Laws; or

                                                 (ii)                has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:

(a)	influencing any act or decision of any Public Official in his or her official capacity;

(b)	inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;

(c)	securing any improper advantage; or

(d)	inducing such Public Official to use his or her influence with a government, governmental entity, quasi-government entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory, university or medical facilities) in obtaining or retaining any business whatsoever.

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(c)      Ascentage (on behalf of itself and its Affiliates) and Takeda (on behalf of itself and its Affiliates) further represents and warrants that, as of the Effective Date, none of the officers, directors or employees of it or of any of its Affiliates or agents acting on behalf of it or any of its Affiliates, is a Public Official.

(d)      For purposes of this Section 10.4, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

(e)      Ascentage (on behalf of itself and its Affiliates) and Takeda (on behalf of itself and its Affiliates) agrees to ensure that all of its’s and its Affiliates’ representatives, agents and subcontractors involved in performing the obligations under this Agreement are made specifically aware of the compliance requirements under this Section 10.4 including by participation of such employees, agents and subcontractors in mandatory training to be conducted by it regarding such requirements prior to performing any obligations under this Agreement. Ascentage (on behalf of itself and its Affiliates) and Takeda (on behalf of itself and its Affiliates) further agrees to certify its continuing compliance with the requirements under this Section 10.4 on a periodic basis during the Term in such form as reasonably required by the other Party. Ascentage (on behalf of itself and its Affiliates) and Takeda (on behalf of itself and its Affiliates) agrees to, and cause any of its agents or subcontractors to implement or sustain a compliance program, to comply with the requirements of this Section 10.4 and to maintain adequate records of such compliance program.

10.5        NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, (A) NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ASCENTAGE OR TAKEDA; AND (B) ALL OTHER REPRESENTATIONS, AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED, INCLUDING ANY REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

ARTICLE 11

INDEMNIFICATION

11.1        Indemnification by Ascentage. Ascentage shall indemnify, defend and hold harmless Takeda, its Affiliates and, as applicable, their respective directors, officers, employees, agents and assigns (individually and collectively, the “Takeda Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Claims”) against such Takeda Indemnitee to the extent arising from (a) the Development, Manufacture, Commercialization or other exploitation of any Compound or Product by or on behalf of Ascentage or any of its Affiliates or sublicensees, including product liability Claims, in or outside the Territory, (b) Ascentage’s actions or omissions in the performance of its obligations with respect to Regulatory Submissions and interactions with Regulatory Authorities, in each case, with respect to any Compound or Products during the Term, (c) the negligence or willful misconduct of Ascentage or its Affiliates, (d) Ascentage’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in this Agreement, or (e) the failure of Ascentage or its Affiliates to abide by any Applicable Laws; except, in each case, to the extent such Losses are attributable to Losses for which Takeda is obligated to indemnify any Ascentage Indemnitee under Section 11.2.

CONFIDENTIAL

EXECUTION VERSION

11.2        Indemnification by Takeda. Takeda shall indemnify, defend and hold harmless Ascentage, its Affiliates and, as applicable, their respective directors, officers, employees, agents and assigns (individually and collectively, the “Ascentage Indemnitee(s)”) from and against all Losses incurred in connection with any Claims against such Ascentage Indemnitee to the extent arising from (a) Takeda’s actions or omissions with respect to interactions with Regulatory Authorities, if any, with respect to any Compound or Products during the Term, (b) the negligence or willful misconduct of Takeda or its Affiliates, (c) Takeda’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in this Agreement, or (d) the failure of Takeda or its Affiliates to abide by any Applicable Laws; except, in each case, to the extent such Losses are attributable to Losses for which Ascentage is obligated to indemnify any Takeda Indemnitees under Section 11.1.

                11.3        Indemnification Procedure. If a Party is seeking indemnification under Section 1.1 or Section 11.2, it shall inform the other Party of the Claim giving rise to the obligation to indemnify (it being understood and agreed, however, that the failure or delay by indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay to give notice). Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify, including selecting counsel and settling any such Claim. Indemnified Party shall cooperate with the indemnifying Party as indemnifying Party may reasonably request, and at indemnifying Party’s cost and expense. Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim. Indemnifying Party shall keep indemnified Party informed on a reasonable and timely basis as to the status of such Claim (to the extent indemnified Party is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner. If indemnifying Party assumes the defense of a Claim, no compromise or settlement of such Claim may be effected by the indemnifying Party without the indemnified Party’s written consent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the indemnified Party’s consent shall not be required for a settlement where: (a) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against indemnified Party, (b) the sole relief provided is monetary damages that are paid in full by indemnifying Party, and (c) the indemnified Party’s rights under this Agreement, including the Option, are not adversely affected.

CONFIDENTIAL

EXECUTION VERSION

11.4        Limitation of Liability. EXCEPT IN CONNECTION WITH INDEMNIFICATION OBLIGATION UNDER SECTION 11.1, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

11.5        Insurance. Ascentage shall procure and maintain comprehensive general liability insurance for itself and its Affiliates from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and product liability, and with coverage limits of not less than [***] per occurrence and an annual aggregate of [***]. The minimum level of insurance set forth herein shall not be construed to create a limit on Ascentage’s liability hereunder. Within five (5) days upon written request from Takeda, Ascentage shall furnish to Takeda a certificate of insurance evidencing such coverage as of the date. Each such certificate of insurance, as well as any certificates evidencing new or modified coverages of Ascentage, shall include a provision whereby one hundred twenty (120) days’ prior written notice must be received by Takeda prior to coverage modification or cancellation by either Ascentage or the insurer and of any new or modified coverage. In the case of a modification or cancellation of such coverage, Ascentage shall promptly provide Takeda with a new certificate of insurance evidencing Ascentage’s new insurance coverage.

ARTICLE 12

INTELLECTUAL PROPERTY

12.1	Inventions.

(a)            Ownership. Ownership of inventions will follow inventorship. Inventorship of all inventions hereunder shall be determined in accordance with U.S. patent laws.

(b)            Disclosure. Ascentage shall promptly disclose to Takeda all Inventions, including all invention disclosures or other similar documents submitted to Ascentage by its or its Affiliates’ employees, agents, or independent contractors relating thereto, and shall also promptly respond to reasonable requests from Takeda for additional information relating thereto.

12.2	Patent Prosecution and Maintenance.

(a)      As between the Parties, during the Term, Ascentage shall have the sole right and obligation to file, prosecute, maintain, and enforce any and all Licensed Patent Rights throughout the world at its sole cost and expense; provided that Ascentage shall not abandon, allow to lapse or otherwise cease Patent Prosecution or maintenance of any Licensed Patent Rights without the express written consent of Takeda.

CONFIDENTIAL

EXECUTION VERSION

(b)      Ascentage shall provide Takeda with a reasonable opportunity to consult with Ascentage regarding any Licensed Patent Rights and keep Takeda reasonably informed of the Patent Prosecution of the Licensed Patent Rights. Ascentage shall (i) provide Takeda with written notice no less than sixty (60) days of Ascentage’s intent to file a new patent application claiming an Invention and provide Takeda with a reasonable opportunity to review and comment on drafts of said patent application and filing strategies before filing, (ii) provide Takeda with a reasonable opportunity to review and comment on national and regional stage filing strategies and on patent validation strategies in advance of filing and validating, as applicable, (iii) provide Takeda a copy of any material communications from any patent authority regarding any Licensed Patent Rights in the Excluded Territory within thirty (30) days of receipt of such material communications, unless a deadline less than sixty (60) days is given in which case Ascentage shall provide a copy of any such material communication within fifteen (15) days of such deadline, and provide Takeda with a reasonable opportunity to review and comment on material communications from any patent authority regarding any Licensed Patent Rights and drafts of any filings or responses to be made to such patent authorities in advance of submitting such filings or responses and (iv) consider in good faith Takeda’s reasonable requests and suggestions with respect to (i) and (ii) and (iii).

12.3	Patent Enforcement.

(a)      Notice. Ascentage shall notify Takeda within ten (10) Business Days of becoming aware of any alleged or threatened infringement by a Third Party of any Licensed Patent Rights and any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any Licensed Patent Rights (collectively “Patent Infringement”).

(b)      Enforcement Rights. During the Term, Ascentage shall have the sole right, as between the Parties, to bring and control any legal action to enforce Licensed Patent Rights against any Patent Infringement; provided that: (i) Ascentage shall discuss with Takeda in good faith such Patent Infringement, any adverse effect such Patent Infringement may have on Takeda’s rights under the Option, and any reasonable rationale or strategy that Takeda may have for Ascentage to pursue or not pursue such Patent Infringement; (ii) Ascentage shall consider in good faith any comments from Takeda; (iii) Ascentage shall keep Takeda reasonably informed about such enforcement; (iv) Ascentage shall not take any position with respect to, or compromise or settle, any such Patent Infringement in any way that adversely affects the scope, validity or enforceability of any Licensed Patent Rights without the prior consent of Takeda; and (v) if Ascentage does not intend to prosecute or defend a Patent Infringement, or ceases to diligently pursue an enforcement with respect to such a Patent Infringement, it shall promptly inform Takeda.

(c)      Recoveries. Any and all recoveries received during the Term resulting from an enforcement action relating to a claim of Patent Infringement shall go to Ascentage.

12.4	Infringement of Third Party Rights.

(a)      Notice. If any Compound or Product becomes the subject of a Third Party’s claim or assertion of infringement of any Patent Rights or other intellectual property rights that are owned or controlled by such Third Party, Ascentage shall promptly notify Takeda within ten (10) Business Days after receipt of such claim or assertion and such notice shall include a copy of any summons or complaint (or the equivalent thereof), including, if applicable, a certified translation into English, received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action.

CONFIDENTIAL

EXECUTION VERSION

(b)      Defense. In the event that a claim is brought against Ascentage alleging the infringement, violation or misappropriation of any Third Party intellectual property right based on the Development, Manufacture, Commercialization or other exploitation of any Compound or any Product in any country or jurisdiction in the world, the Parties shall promptly meet to discuss the defense of such claim; provided that, unless otherwise agreed by the Parties, Ascentage will have the sole right, but not the obligation, to defend and dispose (including through settlement or license) such claim at Ascentage’s sole cost and expense; provided, further, that (i) Ascentage will discuss in good faith and coordinate with Takeda in connection therewith and Ascentage will consider in good faith and reasonably address Takeda’s input and comments with respect thereto and (ii) Ascentage will not, without the consent of Takeda, enter into any such settlement, consent judgment or other disposition of any action or proceeding that would (x) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the rights of Takeda with respect to the Option, or (y) otherwise adversely affect the rights of Takeda under the Exclusive License Agreement, if the Option is exercised pursuant to this Agreement, with respect to any Compound or Product.

12.5        Ascentage Product Marks. During the Term, Ascentage will have the sole right and obligation to search, select, register, maintain, and enforce any and all Ascentage Product Marks throughout the world at its sole cost and expense; provided that Ascentage shall (a) notify Takeda if it registers any new Ascentage Product Marks during the Term, and (b) keep Takeda informed as to material developments or concerns with respect to any Ascentage Product Marks. The Parties acknowledge that the linguistic or cultural particularities, Applicable Laws, market research, Ascentage’s branding strategy and other relevant information may be considered when determining the appropriate Ascentage Product Mark to use in connection with the Product in the Territory.

ARTICLE 13

TERM AND TERMINATION

13.1        Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated by Takeda pursuant to the terms herein, shall continue until the earlier of: (a) the end of the Option Initiation Period and no Option Initiation Notice was provided, (b) the end of the Option Exercise Period and no Option Exercise Notice was provided, or (c) the effective date of the Exclusive License Agreement (the “Term”); provided further that if at the end of the Option Initiation Period Takeda has not issued an Option Initiation Notice due to Governmental Investigations, this Agreement will not terminate automatically pursuant to this Section 13.1, unless terminated by Takeda pursuant to Section 13.2(a), and Takeda will have the right, but not the obligation, to issue an Option Exercise Notice to Ascentage at the closing of the Governmental Investigations; if at the end of the Option Exercise Period, Takeda has not issued an Option Exercise Notice due to Governmental Investigations, this Agreement will not terminate automatically pursuant to this Section 13.1, unless terminated by Takeda pursuant to Section 13.2(a), and Takeda will have the right, but not the obligation, to issue an Option Exercise Notice to Ascentage at the closing of the Governmental Investigations.

13.2	Termination.

(a)      Termination for Convenience. Takeda shall have the right to terminate this Agreement in its entirety in its sole discretion at any time after the Effective Date upon providing thirty (30) days’ prior written notice to Ascentage.

CONFIDENTIAL

EXECUTION VERSION

(b)      Termination for Material Breach. Each Party may terminate this Agreement in its entirety in the event the other Party has materially breached this Agreement and such material breach has not been cured within thirty (30) days after receipt of written notice of such breach by the breaching Party from non-breaching Party (the “Cure Period”); provided, however, in no event will any activity contrary to Section 7.3 constitute a material breach under this Agreement. The written notice describing the alleged material breach shall provide sufficient detail to put the breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 13.2(b) shall become effective at the end of the Cure Period, unless the breaching Party has cured any such material breach prior to the expiration of such Cure Period. The right of the non-breaching Party to terminate this Agreement as provided in this Section 13.2(b) shall not be affected in any way by such Party’s waiver of or failure to take action with respect to any previous breach under this Agreement.

(c)      Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the notified Party in the event that (a) the notified Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of the notified Party or its assets, (b) the notifying Party has reason to believe that the notified Party is unable to meet its obligations as it falls due in the ordinary course, (c) the notified Party is delisted from any applicable securities exchange, or (d) the notified Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within ninety (90) days of its filing, or (e) notified Party makes an assignment of substantially all of its assets for the benefit of its creditors.

(d)     Termination for [***]. Takeda shall have the immediate right to terminate this Agreement in its entirety in its sole discretion immediately upon written notice (i) if Ascentage fails to comply with the covenants under this Agreement, including under [***], with respect to [***] or (ii) upon Ascentage or any of its Affiliates being [***].

13.3        In Lieu of Termination by Takeda for Breach or Fraud. Notwithstanding anything to the contrary in this Article 13, if Takeda has the right to terminate this Agreement pursuant to Section 13.2(b) (including in connection with a material breach of Section 3.2) or for fraud, then Takeda shall have the right, by way of notice to Ascentage, [***].

13.4        Survival. The expiration or termination of this Agreement for any reason shall not relieve the Parties of any right or obligation accruing prior to such expiration or termination. Without limiting the generality of the foregoing, the following provisions shall survive the expiration or termination of this Agreement for any reason: Article 1 (to the extent relevant to give effect to the other surviving provisions), Article 11, Article 14, and Section 2.2(c)and Section 2.2(d) (to resolve any ongoing Private Action that was initiated during the Term), Section 13.3, this Section 13.4 and such other rights and obligations that would naturally survive.

CONFIDENTIAL

EXECUTION VERSION

13.5        Termination Not Sole Remedy. The rights in this Article 13 are not the sole remedy under this Agreement and, whether or not termination is elected or effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available to the Parties except as agreed to otherwise herein.

ARTICLE 14

MISCELLANEOUS

14.1        Designation of Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate. In particular, if any Affiliate of a Party participates under this Agreement: (a) the restrictions of this Agreement which apply to the activities of a Party shall apply equally to the activities of such Affiliate; and (b) the Party affiliated with such Affiliate hereby guarantees that any Patent Rights, Know-How or intellectual property developed by such Affiliate will be governed by the provisions of this Agreement (and subject to the licenses set forth in this Agreement and the Exclusive License Agreement) as if such Patent Rights, Know-How or intellectual property had been developed by such Party.

14.2        Assignment. Except as provided in this Section 14.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) (a) either Party may, without the written consent of the other Party, assign this Agreement and its rights and obligations hereunder to an Affiliate of such Party, (b) Takeda may, without the written consent of Ascentage, assign this Agreement and its rights and obligations hereunder by providing thirty (30) days prior written notice to Ascentage; provided, however, that such assignee shall have the capability to perform Takeda’s obligations under this Agreement, and (c) Ascentage may, without the written consent of Takeda, assign (i) this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets or business, or in the event of its merger or consolidation or similar transaction to a Sophisticated Company or (ii) its right to receive a milestone payment under this Agreement to a Third Party in connection with a payment factoring transaction. Any attempted assignment not in accordance with this Section 14.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any permitted assignment of this Agreement shall not operate to release the assigning Party from any of its obligations under this Agreement unless the Parties otherwise agree in writing.

CONFIDENTIAL

EXECUTION VERSION

14.3        English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement, shall be in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.4        Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

14.5        Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.6        Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties, out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach of this Agreement, or any issue relating to the interpretation or application of this Agreement (each, a “Dispute”), then upon the written request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one meeting between senior officers of each Party. If the matter is not resolved within thirty (30) days following such meeting, either Party may then invoke the provisions of Section 14.7.

14.7        Litigation; Equitable Relief. The United States Federal Courts in the Southern District of New York shall have exclusive jurisdiction over, and shall be the exclusive venue for resolution of, any Dispute not resolved through the informal Dispute-resolution procedures described above. Each Party expressly consents and submits to the exclusive personal jurisdiction of such courts and waives any claims for forum non conveniens or the like. Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any specific performance, temporary injunctive or provisional relief necessary to protect the rights or property of that Party. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which they may be entitled hereunder.

14.8        Governing Laws. Resolution of all disputes arising out of or related to this Agreement or the validity, construction, interpretation, enforcement, breach, performance, application or termination of this Agreement and any remedies related thereto, shall be governed by and construed under the substantive laws of the State of New York, U.S.A.

14.9        Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

CONFIDENTIAL

EXECUTION VERSION

14.10      Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Ascentage and Takeda, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

14.11      Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, or on the next Business Day after being sent by reputable overnight courier (with delivery tracking provided, signature required and delivery prepaid), in each case, to the Parties at the following addresses, or on the date sent and confirmed by electronic transmission to the email address specified below (or at such other address or email address for a Party as shall be specified by notice given in accordance with this Section 14.11).

If to Ascentage:

Ascentage Pharma Group Inc.

700 King Farm Boulevard

Suite 510

Rockville, MD 20850

Attention: Jeff Kmetz

Email: Jeff.kmetz@ascentage.com

With a copy (which will not constitute notice) to:

Ascentage Pharma Group Inc.

700 King Farm Boulevard

Suite 510

Rockville, MD 20850

Attention: Thomas J. Knapp

Email: Thomas.knapp@ascentage.com

If to Takeda:

Takeda Pharmaceuticals International AG

Thurgauerstrasse 130

CH-8152 Opfikon-Glattpark (Zurich)

Switzerland

Attention: Head Counsel

With a copy (which will not constitute notice) to:

Morgan Lewis Bockius LLP

One Federal Street

Boston, MA 02110-1726

Attn: Suzanne Filippi

E-mail address: suzanne.filippi@morganlewis.com

CONFIDENTIAL

EXECUTION VERSION

14.12      Further Assurances. Takeda and Ascentage hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

14.13      Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

14.14     No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

14.15      Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety and terminated (including termination of any provisions that were otherwise intended to survive); provided that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date. “Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement between Takeda and Ascentage dated April 17, 2023.

14.16      Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation, and completion of this Agreement.

14.17      Headings. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

14.18      Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless explicitly stated otherwise, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or Calendar Year; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, including via email delivered in accordance with Section 14.11; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (g) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (k) the phrase “non-refundable” or “non-creditable” is not intended to prevent a Party from pursuing and obtaining damages related to a breach; and (l) neither Party or its Affiliates shall be deemed to be acting “under authority of” the other Party.

CONFIDENTIAL

EXECUTION VERSION

14.19      Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

14.20      Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, ..pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were the original signatures.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Exclusive Option Agreement to be executed by their duly authorized representatives.

ASCENTAGE PHARMA GROUP CORP
LIMITED (亞盛醫药集團 (香港) 有限公司)

By:	/s/ Dajun Yang

Name: Dajun Yang, M.D., PhD.
Title: Chairman and Chief Executive Officer

GUANGZHOU HEALTHQUEST
PHARMA CO., LTD. (广州顺健生物医药科技有限公司)

By:	/s/ Yifan Zhai

Name: Yifan Zhai, M.D., PhD.
Title: President

SUZHOU ASCENTAGE PHARMACEUTICAL CO., LTD. (苏州亚盛药业有限公司)

By:	/s/ Dajun Yang

Name: Dajun Yang, M.D., PhD.
Title: Chairman and Chief Executive Officer

ASCENTAGE PHARMA GROUP INTERNATIONAL

By:	/s/ Dajun Yang

Name: Dajun Yang, M.D., PhD.
Title: Chairman and Chief Executive Officer

[Signature Page to Exclusive Option Agreement]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Exclusive Option Agreement to be executed by their duly authorized representatives.

TAKEDA PHARMACEUTICALS
INTERNATIONAL AG

By:	/s/ Antonio Toma
Antonio Toma, Authorized Signatory

By:	/s/ Dan Bengtsson
Dan Bengtsson, Authorized Signatory

[Signature Page to Exclusive Option Agreement]

EXHIBIT A

Data Package Requirements

[***]

EXHIBIT B

Exclusive License Agreement

[***]

EXHIBIT C

Ascentage Development Plan

[***]

EXHIBIT D

Examples of Material Regulatory Submissions

[***]

EXHIBIT E

[***]

[***]

EXHIBIT F

Initial Press Release

[***]

Schedule 10.2(a)

Ascentage Owned Patents

[***]

Schedule 10.2(b)

Ascentage In-License Patents

[***]

Schedule 10.2(c)

Ascentage Product Marks

[***]

Schedule 10.2(d)

Biotechnology Companies of Concern

[***]

Schedule 10.2(g)

Disclosure to Section 10.2(g)

[***]

Schedule 10.2(h)

Disclosure to Section 10.2(h)

[***]